Exhibit (a)(1)(i)

Offer To Purchase For Cash

by

CompuCredit Holdings Corporation

At the Purchase Prices Described in this Offer to Purchase up to an Aggregate Purchase Price of $100.0 Million

of

3.625% Convertible Senior Notes due 2025 (CUSIP Nos. 20478N AA 8 and 20478N AB 6)

and

Shares of its Common Stock (CUSIP No. 20478T107)

Upon the Terms and Subject to the Conditions of this Offer to Purchase

These tender offers and withdrawal rights will expire at 11:59 p.m., New York City time, on May 14, 2010, unless extended by CompuCredit Holdings Corporation (such time and date, as the same may be extended, the “Expiration Date”).

CompuCredit Holdings Corporation, a Georgia corporation (“CompuCredit,” the “Company,” “we,” “us” or “our”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying letters of transmittal (each, a “Letter of Transmittal”), in two separate offers (individually, an “Offer” and together, the “Offers”) (i) our outstanding 3.625% Convertible Senior Notes due 2025 (the “Notes”), up to the aggregate principal amount of Notes equal to a total purchase price of $100.0 million (the “Tender Cap”) and (ii) shares of our outstanding common stock, no par value per share (the “Common Stock” and, together with the Notes, the “Securities”), up to a number of shares equal to the number of such shares allowable for purchase from the Tender Cap remaining (if any) after deducting from the Tender Cap the total purchase price of the Notes actually purchased pursuant to this Offer to Purchase. We will purchase Notes validly tendered and not validly withdrawn in the aggregate not to exceed the Tender Cap at a purchase price to be determined by the “Modified Dutch Auction” procedure described below (in multiples of $0.50 per $1,000 principal amount), not greater than $600 nor less than $550 per $1,000 principal amount of Notes (such purchase price per $1,000 principal amount, the “Notes Purchase Price”) (the “Offer for Notes”). Tendering holders of Notes that are accepted for payment also will receive accrued and unpaid interest on such Notes from the last interest payment date to, but excluding, the date on which such Notes are purchased. We will purchase, up to a number of shares equal to the number of shares of Common Stock allowable for purchase from the Tender Cap remaining (if any) after deducting from the Tender Cap the total purchase price of the Notes, shares of Common Stock at a purchase price of $7.00 per share (the “Stock Purchase Price” and, together with the Notes Purchase Price, the “Purchase Price”) (the “Offer for Common Stock”). The Notes will be accepted for purchase before the Common Stock, and it is possible that no Common Stock will be purchased. The principal amount of the Notes and the number of shares of Common Stock may be prorated as set forth in this Offer to Purchase under the heading “The Offers — Principal Terms of the Offers — Proration.”

This Offer to Purchase and our obligation to purchase and pay for the Securities validly tendered and not validly withdrawn is not conditioned upon any minimum amount of Notes or minimum number of shares of Common Stock being tendered. The Offers are, however, subject to certain other conditions discussed herein being satisfied or waived by CompuCredit on or prior to the Expiration Date. See “The Offers — Conditions to the Offers”

                Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for Notes validly tendered and not properly withdrawn taking into account the total amount of Notes tendered and the prices specified by tendering holders of Notes. We will select the lowest purchase price that will allow us to purchase Notes up to a purchase price equal to the Tender Cap or such lesser amount of Notes as are validly tendered and not properly withdrawn, at prices (in multiples of $0.50 per $1,000 principal amount) not greater than $600 nor less than $550 per $1,000 principal amount (the “Notes Price Range”). No tenders of Notes will be accepted outside the Notes Price Range. All Notes acquired pursuant to this Offer to Purchase will be acquired at the same purchase price, including those Notes tendered at a price lower than the Notes Purchase Price. Only Notes validly tendered at prices at or below the Notes Purchase Price selected by us, and not properly withdrawn, will be purchased. However, due to the proration provisions described in this Offer to Purchase, we may not purchase all of the Notes tendered at or below the Notes Purchase Price if more than the aggregate principal amount of Notes that we seek to purchase are tendered at or below the Notes Purchase Price. Securities not purchased in the Offers will be returned to the tendering holders at our expense promptly after the expiration of the Offers.

As of April 13, 2010, there was approximately $205.8 million aggregate principal amount of Notes outstanding and approximately 50.0 million shares of Common Stock outstanding. The up to $181.8 million aggregate principal amount of Notes that we are offering to purchase pursuant to this Offer to Purchase (assuming the lowest possible purchase price for the Notes) represents approximately 88.3% of the total aggregate outstanding principal amount of Notes. The up to $166.7 million aggregate principal amount of Notes that we are offering to purchase pursuant to this Offer to Purchase (assuming the maximum possible purchase price for the Notes) represents approximately 81.0% of the total aggregate outstanding principal amount of Notes. The number of shares of Common Stock we are offering to purchase pursuant to this Offer to Purchase depends on the aggregate principal amount of Notes purchased pursuant to this Offer to Purchase. If no Notes are validly tendered at or below the Notes Purchase Price pursuant to this Offer to Purchase, we will purchase up to 14,285,714 shares of Common Stock, which represents approximately 28.6% of the shares of Common Stock outstanding. If we purchase $181.8 million or more aggregate principal amount of Notes (assuming the lowest possible purchase price for the Notes) or $166.7 million or more aggregate principal amount of Notes (assuming the maximum possible purchase price for the Notes), we will not purchase any Common Stock.

See “The Offers — Certain Significant Considerations” for a discussion of certain factors that should be considered in evaluating the Offers.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

Subject to the terms and conditions of the Indenture (as defined herein), the Notes are convertible into cash and shares of our Common Stock, if any, at a conversion rate of 26.9108 shares per $1,000 principal amount of Notes (equal to a conversion price of approximately $37.16 per share), subject to adjustment. The Notes are not listed for trading on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited. The Notes originally issued in private placement transactions are eligible for trading on the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; however, those Notes registered and resold under our registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), are not eligible for trading on the PORTAL Market. Our Common Stock is currently traded on the NASDAQ Global Select Market under the symbol “CCRT.” The closing price of our Common Stock on April 13, 2010 was $5.32 per share.

April 14, 2010

IMPORTANT INFORMATION

This Offer to Purchase and the accompanying Letters of Transmittal contain important information that should be read before any decision is made with respect to the Offers. Neither CompuCredit nor the trustee under the Indenture (as defined herein) governing the Notes, the information agent or the depositary makes any recommendation as to whether or not you should tender Securities pursuant to the Offers. Each holder of Securities (the “Holders”) must make its own decision as to whether to tender its Securities and, if so, the principal amount of the Notes and/or the number of shares of Common Stock to be tendered.

This Offer to Purchase and our obligation to purchase and pay for the Securities validly tendered and not validly withdrawn pursuant to this Offer to Purchase is not conditioned upon any minimum amount of Notes or minimum number of shares of Common Stock being tendered. The Offers are, however, subject to certain other conditions set forth herein being satisfied or waived by CompuCredit on or prior to the Expiration Date. See “The Offers — Conditions to the Offers.”

Subject to applicable law, CompuCredit reserves the right, in its sole discretion, to (1) waive any condition to the Offers and accept all Securities previously tendered pursuant to the Offers up to a purchase price equal to the Tender Cap, subject to the proration described herein, (2) extend the Expiration Date and retain all Securities tendered pursuant to the Offers, subject, however, to the withdrawal rights of Holders as described under “The Offers — Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the Offers in any respect, and (4) terminate the Offers and not accept for purchase any Securities upon failure of any of the conditions to the Offers. Any amendment to the Offers will apply to all Securities tendered pursuant to the Offers.

Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms and conditions of the extension or amendment) and applicable law, promptly following the Expiration Date, CompuCredit will purchase, by accepting for purchase, and will pay for all Securities validly tendered (and not validly withdrawn) pursuant to the Offers, which payment will be made by the deposit, on the day of acceptance of the Securities tendered pursuant to the Offers, by or on behalf of CompuCredit of immediately available (same-day) funds with American Stock Transfer & Trust Company, LLC, the depositary for the Offers.

In the event that the Offers are withdrawn or otherwise not completed, the purchase price with respect to the Offers will not be paid or become payable to Holders who have validly tendered their Securities in connection with the Offers. In any such event, any Securities previously tendered in the Offers will be promptly returned to the tendering Holder in accordance with Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

A Holder of Common Stock who holds certificates for shares of Common Stock in such Holder’s own name must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a facsimile thereof, together with any required signature guarantees, certificates for such Holder’s shares of Common Stock, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offers. A Holder who is a beneficial owner whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact its nominee if the beneficial owner desires to tender its Securities. Participants in the Depository Trust Company (“DTC”) must transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”). For further information, call the information agent at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Procedures for Tendering Securities” and the accompanying Letters of Transmittal.

Tenders of Securities made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Securities not yet accepted for purchase may be withdrawn at any time after June 9, 2010 (40 business days after the commencement of the Offers). See “The Offers — Withdrawal of Tenders; Absence of Appraisal Rights.”

Holders who do not tender their Notes for purchase pursuant to the Offers or who withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. The Notes are not listed for trading on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited. The Notes originally issued in the private placement transactions are eligible for trading on the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; however, those Notes registered and resold under our registration statement pursuant to the Securities Act, are not eligible for trading on the PORTAL Market. The Notes are unsecured obligations of CompuCredit and are effectively subordinated to any of our existing and future secured obligations to the extent of the value of the assets securing such obligations. The Common Stock is currently traded on the NASDAQ Global Select Market under the symbol “CCRT.” If we purchase shares

i

of Common Stock pursuant to this Offer to Purchase, Holders of shares of Common Stock who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offers and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares of Common Stock. Additionally, the Offer for Common Stock is likely to reduce the number of our stockholders, which reduction may result in lower or higher stock prices and/or reduced liquidity in the trading market for our Common Stock following completion of the Offer for Common Stock. See “The Offers — Certain Significant Considerations” and “Certain United States Federal Income Tax Considerations” for discussions of certain factors that should be considered in evaluating the Offers.

This Offer to Purchase does not constitute an offer to purchase Securities in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make an offer under applicable securities or blue sky laws. The information contained in this Offer to Purchase is correct as of the date hereof and any subsequent material change to such information will be promptly disseminated to Holders in a manner reasonably calculated to inform such Holders of such change.

CompuCredit and its affiliates, including its executive officers and directors, will be prohibited by Exchange Act Rule 13e-4 from purchasing any of the Securities outside the Offers until at least the tenth business day after the expiration or termination of the Offers. Following that time, CompuCredit and its affiliates reserve the absolute right, in their sole discretion from time to time in the future, to purchase any of the Securities, whether or not any Securities are purchased pursuant to the Offers, through repurchase or redemption of the Notes pursuant to their terms, or through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as CompuCredit or any of its affiliates may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. CompuCredit cannot assure you as to which, if any, of these alternatives (or combinations thereof) CompuCredit or any of its affiliates might pursue.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, that information or representation may not be relied upon as having been authorized by CompuCredit.

The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the Holders. None of CompuCredit, the information agent, the depositary or the trustee is responsible for the selection or use of the CUSIP numbers listed on the front cover page of this Offer to Purchase, and no representation is made as to their correctness on the Notes or the shares of Common Stock or as indicated in this Offer to Purchase, the accompanying Letters of Transmittal or any other document.

Questions and requests for assistance or for additional copies of this Offer to Purchase or any other documents related to the Offers may be directed to Morrow & Co., LLC, the information agent for the Offers, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners of Securities may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold Securities with questions and requests for assistance concerning the Offers. Any Holder or beneficial owner that has questions concerning tender procedures should contact the depositary at the address or telephone numbers set forth on the back cover of this Offer to Purchase.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the information incorporated by reference in this Offer to Purchase contain certain statements that are forward-looking. You should not place undue reliance on these statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements reflect the views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” or the negative and similar statements of a future or forward-looking nature may identify forward-looking statements. These forward-looking statements address matters that involve risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in these statements. These factors include, among others, those discussed under the heading “The Offers — Certain Significant Considerations” in this Offer to Purchase, and the section entitled “Risk Factors” under Item 1A of Part II of CompuCredit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. There also are other factors that we may not describe, generally because we currently do not perceive them to be material, which could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

iii

SUMMARY TERM SHEET

The following summary is provided solely for the convenience of the holders of Securities (the “Holders”). The information set forth below is a summary of all of the material terms of the Offers and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and the accompanying Letters of Transmittal. Holders are urged to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	CompuCredit Holdings Corporation.

The Securities Subject to the Offers

We are offering to purchase for cash, in two separate offers (together, the “Offers”):

Our outstanding 3.625% Convertible Senior Notes due 2025 (CUSIP Nos. 20478N AA 8 and 20478N AB 6) (the “Notes”), up to the aggregate principal amount of Notes equal to a total purchase price of $100.0 million (the “Tender Cap”) (the “Offer for Notes”); and

Shares of our outstanding common stock, no par value per share (CUSIP No. 20478T107) (the “Common Stock” and, together with the Notes, the “Securities”), up to a number of shares equal to the number of such shares allowable for purchase from the Tender Cap remaining (if any) after deducting from the Tender Cap the total purchase price of the Notes actually purchased pursuant to this Offer to Purchase (the “Offer for Common Stock”).

Proration

We are not at this time offering to purchase any of our 5.875% Convertible Senior Notes due 2035 (the “2035 Notes”).

The Notes will be accepted for purchase before the Common Stock, and it is possible that no Common Stock will be purchased. If the total purchase price for the aggregate principal amount of Notes validly tendered at or below the Notes Purchase Price and not properly withdrawn on or prior to the Expiration Date would exceed the Tender Cap, then we will accept for payment such Notes up to a purchase price equal to the Tender Cap that are validly tendered at or below the Notes Purchase Price and not properly withdrawn, in the aggregate, on a pro rata basis from among such Notes validly tendered at or below the Notes Purchase Price and not properly withdrawn and will not accept any shares of Common Stock. We will make appropriate adjustments to avoid purchases of Notes in a principal amount other than in integral multiples of $1,000.

If the total purchase price for the aggregate number of shares of Common Stock validly tendered and not properly withdrawn on or prior to the Expiration Date would exceed the amount of the Tender Cap remaining (if any) after deducting from the Tender Cap the total purchase price of the Notes validly tendered and accepted for purchase, then we will accept for payment shares of Common Stock up to a purchase price equal to the Tender Cap remaining (if any) that are validly tendered and not properly withdrawn, in the aggregate, on a pro rata basis disregarding fractions from among such shares validly tendered and not properly withdrawn.

See “The Offers — Principal Terms of the Offers — Proration.”

Purchase Price	We are conducting the Offer for the Notes through a procedure commonly called a “Modified Dutch Auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Notes. We are offering to purchase the Notes in cash at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $600 nor less than $550 per $1,000 principal amount (the “Notes Price Range” and, such purchase price, the “Notes Purchase Price”). Tendering holders of Notes that are accepted for payment also will receive accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the date on which such Notes are purchased. We are offering to purchase shares of Common Stock in cash at a purchase price of $7.00 per share (the “Stock Purchase Price” and, together with the Notes Purchase Price, the “Purchase Price”).

We will select the lowest purchase price that will allow us to purchase Notes up to a purchase price equal to the Tender Cap and, if the total purchase price of the Notes actually purchased pursuant to this Offer to Purchase is less than the Tender Cap, we will purchase shares of Common Stock up to a number of shares equal to the number of shares of Common Stock allowable for purchase from the Tender Cap remaining (if any) after deducting from the Tender Cap the total purchase price of the Notes, or, in each case, such lesser amount of Securities as are validly tendered and not properly withdrawn.

We will purchase all Notes at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any Notes tendered at a price above the Notes Purchase Price.

See “The Offers — Principal Terms of the Offers.”

How to Set Purchase Price for Notes

In accordance with the instructions contained in the accompanying Letter of Transmittal relating to the Notes, if you desire to tender Notes pursuant to this Offer to Purchase, you must indicate the price within the Notes Price Range (in multiples of $0.50 per $1,000 principal amount) at which you wish to tender Notes. A beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee must communicate its acceptance and submit a price within the Notes Price Range at which it wishes to tender such Notes through its nominee to DTC, as discussed under “Procedures for Tendering Securities — Specification of Purchase Price for the Notes.”

Alternatively, if you wish to maximize the chance that we will purchase your Notes, you should refrain from specifying a price at which you are tendering your Notes, in which case, you will accept the Notes Purchase Price selected by us in this Offer to Purchase. You should understand that not specifying a price at which your Notes are being tendered may have the effect of lowering the Notes Purchase Price in the Offer for Notes and could result in your Notes being purchased at the minimum price of $550 per $1,000 principal amount. See “Procedures for Tendering Securities.”

Participation	We have been advised by David G. Hanna, Frank J. Hanna, III and certain other directors and executive officers of CompuCredit that they intend to participate in the Offer for Common Stock. See “Interest of Directors and Officers; Transactions and Arrangements Concerning the Notes and the Common Stock.”

Sources and Amount of Funds	We will use cash on hand to purchase the Securities pursuant to the Offers. See “The Offers — Sources and Amount of Funds.”

Purpose of the Offers	The purpose of the Offer for Notes is to reduce the principal amount of our outstanding indebtedness. The purpose of the Offer for Common Stock is to return capital to stockholders consistent with CompuCredit’s fiduciary duties to its stockholders. See “The Offers — Purpose of the Offers.”

Withdrawal Rights	Tenders of Securities made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Securities not yet accepted for purchase may be withdrawn at any time after June 9, 2010 (40 business days after the commencement of the Offers). See “The Offers — Withdrawal of Tenders; Absence of Appraisal Rights.”

Expiration Date	The Offers will expire at 11:59 p.m., New York City time, on May 14, 2010, unless extended by us. If the Expiration Date is extended, we will issue a public announcement (in the form of a press release) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date setting forth a new time and date for the Expiration Date. See “The Offers — Expiration Date; Extension, Termination, Amendments.”

Payment Date	The purchase price for Securities validly tendered and accepted for purchase after the Expiration Date will be paid promptly following the Expiration Date. Payment will be made in immediately available (same-day) funds. See “The Offers — Acceptance of Securities for Purchase; Payment for Securities.”

Conditions Precedent to the Offers	This Offer to Purchase and our obligation to purchase and pay for the Securities validly tendered and not validly withdrawn is not conditioned upon any minimum amount of Notes or minimum number of shares of Common Stock being tendered. The Offers are, however, subject to certain other conditions discussed herein being satisfied or waived on or prior to the Expiration Date. See “The Offers — Conditions to the Offers.”

Untendered or Unpurchased Securities

Notes not tendered and purchased pursuant to this Offer to Purchase will remain outstanding according to their terms and will continue to accrue interest under the terms of the Indenture (as defined herein). As a result of the consummation of the Offers, the aggregate principal amount of Notes that remains outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market prices for the Notes that remain outstanding after consummation of the Offer for Notes.

See “The Offers” under the subheadings “— Principal Terms of the Offers — Untendered or Unpurchased Securities” and “— Certain Significant Considerations.”

Holders of Notes not tendered will continue to have the right to convert such Notes into cash and shares of Common Stock under the terms and subject to the conditions specified in the Indenture. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendment to the Indenture is being sought. See “Description of the Notes” and “The Offers” under the subheadings “— Principal Terms of the Offers — Untendered or Unpurchased Securities” and “— Certain Significant Considerations.”

If we purchase shares of Common Stock pursuant to this Offer to Purchase, Holders of shares of Common Stock who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offers and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares of Common Stock. Additionally, the Offer for Common Stock is likely to reduce the number of our stockholders, which reduction may result in lower or higher stock prices and/or reduced liquidity in the trading market for our Common Stock following completion of the Offer for Common Stock. See “The Offers” under the subheadings “— Principal Terms of the Offers — Untendered or Unpurchased Securities” and “— Certain Significant Considerations.”

On April 13, 2010, the closing price on the NASDAQ Global Select Market for a share of Common Stock was $5.32. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR THE SECURITIES BEFORE MAKING YOUR DECISION TO TENDER. See “Market Price Information.”

Procedures for Tendering Securities	A Holder of Common Stock who holds certificates for shares of Common Stock in such Holder’s own name must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a facsimile thereof, together with any required signature guarantees, the certificates for such Holder’s shares of Common Stock and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offers. A Holder who is a beneficial owner whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact its nominee if the beneficial owner desires to tender its Securities. DTC participants must transmit their acceptance to DTC through ATOP. For further information, call the information agent at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Procedures for Tendering Securities” and the accompanying Letters of Transmittal.

Waivers; Extensions; Amendments; Termination	Subject to applicable law, we reserve the right, in our sole discretion, to (1) waive any condition to the Offers and accept all Securities previously tendered pursuant to the Offers up to a purchase price equal to the Tender Cap, subject to the proration described herein, (2) extend the Expiration Date and retain all Securities tendered pursuant to the Offers, subject, however, to the withdrawal rights of Holders as described under “The Offers — Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the Offers in any respect, and (4) terminate the Offers and not accept for purchase any Securities upon failure of any of the conditions to the Offers. Any amendment to the Offers will apply to all Securities tendered pursuant to the Offers. See “The Offers — Expiration Date; Extension; Termination; Amendments.”

Trading Market

The Notes are not listed for trading on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited. The Notes originally issued in private placement transactions are eligible for trading on the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; however, the Notes registered and resold under our registration statement pursuant to the Securities Act of 1933 Act, as amended (the “Securities Act”), are not eligible for trading on the PORTAL Market.

After we purchase Notes pursuant to the Offer for the Notes, the trading market for Notes not tendered pursuant to the Offers is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the Offer for the Notes, which may adversely affect the market prices for the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offers.

The Common Stock is currently traded on the NASDAQ Global Select Market under the symbol “CCRT.” The closing price of our Common Stock on April 13, 2010 was $5.32 per share.

If we purchase shares of Common Stock pursuant to this Offer to Purchase, Holders of shares of Common Stock who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offers and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares of Common Stock. Additionally, the Offer for Common Stock is likely to reduce the number of our stockholders, which reduction may result in lower or higher stock prices and/or reduced liquidity in the trading market for our Common Stock following completion of the Offer for Common Stock.

See “The Offers” under the subheadings “— Principal Terms of the Offers — Untendered or Unpurchased Securities” and “— Certain Significant Considerations.”

Distribution Policy	Historically, the Company has not made distributions to its stockholders. However, in December 2009, following the determination by the Company’s Board of Directors that the Company did not have appropriate opportunities to deploy cash-on-hand in its traditional business, the Company paid a cash dividend with respect to its Common Stock in the amount of $0.50 per share, for an aggregate of $23.9 million. The Company is actively considering the payment of additional cash dividends in the near future as well as the “spin-off” of Purpose Financial Holdings, Inc. (“Purpose Financial”), our micro-lending business, which would be accomplished through the distribution of the shares of Purpose Financial to the Company’s stockholders. See “Distribution Policy.”

Certain United States Federal Income Tax Considerations	For a summary of certain United States federal income tax considerations of the Offers, see “Certain United States Federal Income Tax Considerations.” You should consult your own tax advisor about the tax consequences of the Offers as they apply to your individual circumstances.

Brokerage Commissions	No brokerage commissions are payable by Holders to the information agent or the depositary. If Notes are held through a nominee, Holders should contact their nominee to determine whether any transaction costs are applicable.

Information Agent	Morrow & Co., LLC.

Depositary	American Stock Transfer & Trust Company, LLC.

Trustee	U.S. Bank National Association.

Certain Significant Considerations	For a discussion of certain considerations relevant to the Offers, see “The Offers — Certain Significant Considerations.”

Further Information	Additional copies of this Offer to Purchase and any other documents related to the Offers may be obtained by contacting the information agent at its telephone numbers and address set forth on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers.

ANSWERS TO QUESTIONS YOU MAY HAVE

The following are answers to some of the questions that you, as a Holder, may have. We urge you to read the remainder of this Offer to Purchase and the accompanying Letters of Transmittal carefully because the information below is not complete. Additional important information is contained in the remainder of this document and in the accompanying Letters of Transmittal.

Who is offering to purchase your Securities?

CompuCredit is offering to purchase the Securities. The mailing address of CompuCredit’s principal executive offices is Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328. CompuCredit’s phone number is (770) 828-2000.

What securities are the subject of the Offers?

We are offering to purchase (i) our Notes up to the aggregate principal amount of Notes equal to a total purchase price of $100.0 million and (ii) shares of our Common Stock up to a number of shares equal to the number of such shares allowable for purchase from the Tender Cap remaining (if any) after deducting from the Tender Cap the total purchase price of the Notes actually purchased pursuant to this Offer to Purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letters of Transmittal. The number of shares of Common Stock we will purchase (if any) will be calculated by dividing the amount of the Tender Cap remaining (if any) following the purchase of the Notes by $7.00, the purchase price per share of Common Stock, disregarding fractions.

As of April 13, 2010, there was approximately $205.8 million aggregate principal amount of Notes outstanding and approximately 50.0 million shares of Common Stock outstanding. The up to $181.8 million aggregate principal amount of Notes that we are offering to purchase pursuant to this Offer to Purchase (assuming the lowest possible purchase price for the Notes) represents approximately 88.3% of the total aggregate outstanding principal amount of Notes. The up to $166.7 million aggregate principal amount of Notes that we are offering to purchase pursuant to this Offer to Purchase (assuming the maximum possible purchase price for the Notes) represents approximately 81.0% of the total aggregate outstanding principal amount of Notes. The number of shares of Common Stock we are offering to purchase pursuant to this Offer to Purchase depends on the aggregate principal amount of Notes purchased pursuant to this Offer to Purchase. If no Notes are validly tendered at or below the Notes Purchase Price pursuant to this Offer to Purchase, we will purchase up to 14,285,714 shares of Common Stock, which represents approximately 28.6% of the shares of Common Stock outstanding. If we purchase $181.8 million or more aggregate principal amount of Notes (assuming the lowest possible purchase price for the Notes) or $166.7 million or more aggregate principal amount of Notes (assuming the maximum possible purchase price for the Notes), we will not purchase any Common Stock.

The Notes were issued pursuant to an indenture, dated as of May 27, 2005, between us (as successor in interest to CompuCredit Corporation) and Wachovia Bank, National Association, the trustee, as supplemented by the Supplemental Indenture, dated as of July 30, 2009, by and among us, CompuCredit Corporation and U.S. Bank National Association (the “Indenture”). U.S. Bank National Association succeeded to the interests of Wachovia Bank, National Association, and U.S. Bank National Association now serves as trustee.

What is the purchase price for the Notes and the Common Stock?

We will purchase the Notes at a purchase price to be determined by the “Modified Dutch Auction” procedure described below (in multiples of $0.50 per $1,000 principal amount), plus accrued and unpaid interest on such Notes up to, but not including, the date on which we purchase the Notes.

The purchase price for the Common Stock will be $7.00 per share.

What price will you receive for your Notes if you tender them to us?

Under the “Modified Dutch Method,” we are offering to purchase the Notes offered in this Offer to Purchase at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $600 nor less than $550 per $1,000 principal amount. No tenders of Notes will be accepted outside the Notes Price Range.

We will select the lowest purchase price that will allow us to purchase Notes up to a purchase price equal to the Tender Cap and, if the total purchase price of the Notes actually purchased pursuant to this Offer to Purchase is less than the Tender Cap, we will purchase shares of Common Stock up to a number of shares equal to the number of shares of Common Stock allowable for purchase from the Tender Cap remaining (if any) after deducting from the Tender Cap the total purchase price of the Notes, or, in each case, such lesser amount of Securities as are validly tendered and not properly withdrawn. We will pay the Purchase Price in cash. We will purchase all Notes acquired pursuant to this Offer to Purchase at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any Notes tendered at a price above the Notes Purchase Price.

How will the Securities be purchased?

Notwithstanding any other provision of the Offers, our obligation to accept for purchase, and to pay for, Securities that are validly tendered and not validly withdrawn is subject to the Tender Cap. The Notes will be accepted for purchase before the Common Stock, and it is possible that no Common Stock will be purchased. If the total purchase price for the aggregate principal amount of Notes validly tendered at or below the Notes Purchase Price and not properly withdrawn on or prior to the Expiration Date would exceed the Tender Cap, then we will accept for payment such Notes up to a purchase price equal to the Tender Cap that are validly tendered at or below the Notes Purchase Price and not properly withdrawn, in the aggregate, on a pro rata basis from among such Notes validly tendered at or below the Notes Purchase Price and not properly withdrawn and will not accept any shares of Common Stock. We will make appropriate adjustments to avoid purchases of Notes in a principal amount other than integral multiples of $1,000.

If the total purchase price for the aggregate number of shares of Common Stock validly tendered and not properly withdrawn on or prior to the Expiration Date would exceed the amount of the Tender Cap remaining (if any) after deducting from the Tender Cap the total purchase price of the Notes validly tendered and accepted for purchase, then we will accept for payment shares of Common Stock up to a purchase price equal to the Tender Cap remaining (if any) that are validly tendered and not properly withdrawn, in the aggregate, on a pro rata basis disregarding fractions from among such shares validly tendered and not properly withdrawn. See “The Offers — Principal Terms of the Offers — Proration.”

The Notes were issued only in denominations of $1,000 principal amount and integral multiples thereof. The number of Notes we will purchase (stated by reference to that minimum denomination) can be calculated by dividing the aggregate principal amount of the Notes that we accept for purchase by $1,000.

Why is CompuCredit offering to purchase your Securities?

The purpose of the Offer for Notes is to reduce the principal amount of our outstanding indebtedness. The purpose of the Offer for the Common Stock is to return capital to stockholders consistent with CompuCredit’s fiduciary duties to its stockholders.

What will CompuCredit do with the Securities purchased?

We will deliver the Notes purchased pursuant to the Offer for Notes to the trustee for cancellation and such Notes will cease to be outstanding. Shares of Common Stock we acquire pursuant to the Offer for Common Stock will be held as treasury stock and would, if returned to the status of authorized but unissued stock, be available to us to issue without further stockholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

When do the Offers expire?

You have until 11:59 p.m., New York City time, on May 14, 2010, to tender your Securities pursuant to this Offer to Purchase, unless we choose to extend the Offers. If we extend the Offers, we will make a public announcement (in the form of a press release) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date setting forth a new time and date for the Expiration Date.

In addition, if we materially change the terms of the Offers or if we waive a material condition of the Offers, we will disseminate additional tender offer materials and extend the Offers in compliance with the Exchange Act.

When will you receive payment for your tendered Securities?

We will pay for the tendered Securities in cash promptly following May 14, 2010, the day on which your right to tender Securities expires, if the Offers are not extended. If the Offers are extended, we will pay for tendered Securities promptly following expiration of the extended Offers. The timing of our acceptance for purchase of Securities tendered pursuant to the Offers is subject to Exchange Act Rule 13e-4(f)(5), which requires that we pay the purchase price offered or return the Securities deposited by or on behalf of Holders promptly after the termination or withdrawal of the Offers.

Can you withdraw your tendered Securities?

Yes. Tenders of Securities made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Securities not yet accepted for purchase may be withdrawn at any time after June 9, 2010 (40 business days after the commencement of the Offers). To withdraw your tender, please follow the instructions under “The Offers — Withdrawal of Tenders; Absence of Appraisal Rights.”

Does CompuCredit have the financial resources to pay for the tendered Securities?

Yes. We will use cash on hand to purchase the Securities pursuant to the Offers. See “The Offers — Sources and Amount of Funds.”

What happens to your Securities if you do not tender them?

If you do not tender your Notes, they will remain outstanding according to their terms and will continue to accrue interest under the terms of the Indenture. As a result of the consummation of the Offers, the aggregate principal amount of Notes that remains outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market prices for the Notes that remain outstanding after consummation of the Offer for Notes. Furthermore, if you do not tender your Notes, you will continue to have the right to convert your Notes into shares of CompuCredit Common Stock under the terms and subject to the conditions specified in the Indenture.

If we purchase shares of Common Stock pursuant to this Offer to Purchase, Holders of shares of Common Stock who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offers and will bear the attendant risks associated with owning our equity Securities, including risks resulting from our purchase of shares of Common Stock. Additionally, the Offer for Common Stock is likely to reduce the number of our stockholders, which reduction may result in lower or higher stock prices and/or reduced liquidity in the trading market for our Common Stock following completion of the Offer for Common Stock. See “The Offers” under the subheadings “Principal Terms of the Offers — Untendered or Unpurchased Securities” and “Certain Significant Considerations.” On April 13, 2010, the closing price on the NASDAQ Global Select Market for a share of Common Stock was $5.32. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR THE SECURITIES BEFORE MAKING YOUR DECISION TO TENDER. See “Market Price Information.”

How do you tender your Securities?

To tender your Securities, you must carefully follow the instructions in this Offer to Purchase and in the accompanying materials. A Holder of Common Stock who holds certificates for shares of Common Stock in such Holder’s own name must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a facsimile thereof, together with any required signature guarantees, the certificates for such Holder’s shares of Common Stock and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offers. A Holder who is a beneficial owner whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact its nominee if the beneficial owner desires to tender its Securities. DTC participants must transmit their acceptance to DTC through ATOP. For further information, call the information agent at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Procedures for Tendering Securities” and the accompanying Letters of Transmittal.

Who can you talk to if you need more information?

Any questions or requests for assistance or additional copies of this Offer to Purchase or the accompanying Letters of Transmittal may be directed to Morrow & Co., LLC, as information agent, at (800) 607-0088 or (800) 662-5200 (banks and brokers). You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers.

Is CompuCredit making any recommendation about the Offers?

Neither we nor the trustee, the depositary or the information agent make any recommendation as to whether or not you should tender your Securities pursuant to this Offer to Purchase. Holders should determine whether or not to tender their Securities pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Securities, liquidity needs and investment objectives.

What is the amount/number of currently outstanding Securities?

As of April 13, 2010, there was approximately $205.8 million aggregate principal amount of Notes outstanding and approximately 50.0 million shares of Common Stock outstanding.

What is the conversion rate of the Notes?

Subject to the terms and conditions of the Indenture, the Notes are convertible into cash and Common Stock at a conversion rate (subject to adjustment) of 26.9108 shares per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $37.16 per share of Common Stock.

The conversion rate of the Notes may be adjusted to reflect any repurchase of Common Stock. In the event that we purchase Common Stock pursuant to the Offers, the Indenture governing the terms of the Notes likely will require us to increase the conversion rate of the Notes so that it equals the product of 26.9108 (the current conversion rate of the Notes) and a fraction, (i) the numerator of which is the sum of (x) the aggregate consideration paid to stockholders in connection with the Offer for Common Stock and (y) the product of the number of shares of Common Stock outstanding after the Offers and the closing price of our Common Stock on the day following the Expiration Date, and (ii) the denominator of which is the product of the number of shares of our Common Stock outstanding prior to the Offers and the closing price of our Common Stock on the day following the Expiration Date. The new conversion rate would become effective immediately prior to the opening of business on the day following the Expiration Date.

The Notes are not listed for trading on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited. The Notes originally issued in private placement transactions are eligible for trading on the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; however, those Notes registered and resold under our registration statement pursuant to the Securities Act are not eligible for trading on the PORTAL Market. Our Common Stock is currently traded on the NASDAQ Global Select Market under the symbol “CCRT.” The closing price of our Common Stock on April 13, 2010 was $5.32 per share.

Do Holders of Notes have any rights to require CompuCredit to repurchase the Notes?

If we undergo a “fundamental change,” as defined in the Indenture, Holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) in each case, up to but not including, the date of repurchase. See “Description of the Notes” for a description of what events constitute a fundamental change.

In addition, Holders of Notes will have the right to require us to repurchase for cash all or a portion of their Notes on May 30, 2012, 2015 and 2020, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) in each case, up to but not including, the date of repurchase.

There is currently pending litigation in connection with a Complaint filed against the Company in the United States District Court for the Northern District of Georgia, Case No. 1:10-CV-844-TCB. See “Distribution Policy.” The release contained in the accompanying Letter of Transmittal relating to the Notes will, with respect to the principal amount Notes tendered in connection therewith, release all claims any tendering Holder of Notes may have in connection with this pending litigation.

CERTAIN INFORMATION ABOUT THE COMPANY

We are a provider of various credit and related financial services and products to or associated with the financially underserved consumer credit market, a market represented by credit risks that regulators classify as “sub-prime.” We traditionally have served this market principally through our marketing and solicitation of credit card accounts and other credit products and our servicing of various underlying receivables. We have contracted with third-party financial institutions pursuant to which the financial institutions have issued general purpose consumer credit cards and we have purchased the receivables relating to such accounts on a daily basis. Our product and service offerings also include small-balance, short-term cash advance loans, generally less than $500 (or the equivalent thereof in the British pound for pound-denominated loans) for 30 days or less and to which we refer as “micro-loans.” These loans are marketed through various channels, including retail branch locations and the Internet. We also have originated auto loans through franchised and independent auto dealers, purchased and/or serviced auto loans from or for a pre-qualified network of dealers in the buy-here, pay-here used car business and sold used automobiles through our own buy-here, pay-here lots. Lastly, our licensed debt collections subsidiary purchases and collects previously charged-off receivables from us, the trusts that we service and third parties.

On June 30, 2009, we completed a reorganization through which CompuCredit Corporation, our former parent company, became a wholly owned subsidiary of CompuCredit Holdings Corporation (the “Reorganization”). We effected this reorganization through a merger pursuant to an Agreement and Plan of Merger, dated as of June 2, 2009, by and among CompuCredit Corporation, CompuCredit Holdings Corporation and CompuCredit Merger Sub, Inc., and as a result of the reorganization, each outstanding share of CompuCredit Corporation common stock was automatically converted into one share of CompuCredit Holdings Corporation Common Stock.

The principal offices for CompuCredit are located at Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328. CompuCredit’s telephone number is (770) 828-2000. Additional information about CompuCredit’s business can be found in our periodic filings with the SEC, including our Annual Report on Form 10-K, our Quarterly Reports on Forms 10-Q and our Current Reports on Forms 8-K. See “Available Information and Incorporation of Documents by Reference.”

RECENT DEVELOPMENTS

On April 8, 2010, the Company filed a Complaint against certain Holders (the same Holders that sued the Company as described under “Distribution Policy”) in the United States District Court for the District of Minnesota, Case No 0:10-cv-01213. The Complaint alleges various violations of the antitrust laws by the defendants, among other things, in connection with their response to a prior tender offer by the Company. The Complaint seeks an order requiring the defendants to sell their notes on the terms of the Company’s prior tender offer as well as an injunction against further violations of the antitrust laws.

DISTRIBUTION POLICY

The Company is incorporated under Georgia law, and under the Georgia Business Corporation Code (the “GBCC”) is entitled to make distributions to stockholders, including dividends, if certain conditions are met. Historically, the Company has not made distributions to its stockholders. However, in December 2009, following the determination by the Company’s Board of Directors that the Company did not have appropriate opportunities to deploy cash-on-hand in its traditional business, the Company paid a cash dividend with respect to its Common Stock in the amount of $0.50 per share, for an aggregate of $23.9 million. The Company is actively considering the payment of additional cash dividends in the near future as well as the “spin-off” of Purpose Financial, our micro-lending business, which would be accomplished through the distribution of the shares of Purpose Financial to the Company’s stockholders. We expect the spin-off of Purpose Financial to have the effect of increasing the conversion rate of the Notes and the 2035 Notes. The amount by which the conversion rates will increase will be determined at the time the Purpose Financial spin-off in accordance with the terms of the Indenture and the indenture governing the 2035 Notes, as applicable. For additional information regarding Purpose Financial, see the Form 10 filed with the SEC, file no. 001-34597, by Purpose Financial on January 4, 2010, as amended by the Form 10 filed with the SEC by Purpose Financial on March 29, 2010.

In connection with the dividend paid on December 31, 2009, certain Holders of the Notes filed a Complaint against the Company in the United States District Court for the District of Minnesota, Case No 0:09-cv-03664 FMR /FLN. The Complaint alleges that the December 2009 dividend as well as future cash dividends and the Purpose Financial spin-off violate the GBCC and prohibitions against so-called fraudulent transfers. The Complaint sought to enjoin the December 2009 dividend and the spin-off, as well as other relief. Following a hearing on the plaintiffs’ motion for a temporary restraining order, the District Court for the District of Minnesota ruled that the plaintiffs had not established that they were entitled to prevent the payment of the dividend, and ruled in the Company’s favor on that issue. At the time the Company objected to the plaintiffs’ motion for a temporary restraining order, the Company also filed a Motion to Transfer Venue for the case to the United States District Court for the Northern District of Georgia. Subsequently, the Company filed a Motion to Dismiss and the plaintiffs attempted to file an amended Complaint. On March 19, 2010, the United States District Court for the District of Minnesota transferred venue to the United States District Court for the Northern District of Georgia (Case No. 1:10-CV-844-TCB). On April 6, 2010, the Company filed a Renewed Motion to Dismiss. The lawsuit remains pending. The release contained in the accompanying Letter of Transmittal relating to the Notes will, with respect to the principal amount of Notes tendered in connection therewith, release all claims any tendering Holder of Notes may have, including without limitation, in connection with this pending litigation. On April 8, 2010, the Company filed a Complaint against the same Holders that sued the Company alleging various violations of the antitrust laws by the defendants, among other things, in connection with their response to a prior tender offer by the Company. See “Recent Developments.”

DESCRIPTION OF THE NOTES

The following description of the Notes and the 2035 Notes and any other description of the Notes or the 2035 Notes contained in this Offer to Purchase, the accompanying Letter of Transmittal relating to the Notes or in any other document related to the Offer for Notes are qualified in their entirety by reference to the Indenture and the indenture governing the 2035 Notes, as applicable. Each indenture is governed by the Trust Indenture Act of 1939 and copies of the indentures are available from the information agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

The terms and conditions governing the Notes and the 2035 Notes, including the covenants and other protective provisions contained in the indentures, will remain unchanged by the Offers. No amendments to the indentures are being sought in connection with the Offers.

The Notes

In May 2005, we sold and issued $250,000,000 aggregate principal amount of Notes. The Notes are senior unsecured obligations and rank equally with our existing and future unsubordinated and unsecured obligations and senior to all of our existing and future subordinated indebtedness. The Notes are effectively subordinated to any of our existing and future secured obligations to the extent of the value of the collateral securing such obligations. The Notes were issued under the Indenture, dated as of May 27, 2005, between the Company (as successor in interest to CompuCredit Corporation) and Wachovia Bank, National Association, the trustee, as supplemented by the First Supplemental Indenture, dated as of June 30, 2009, by and among the Company, CompuCredit Corporation and U.S. Bank National Association. The Notes bear interest at a rate of 3.625% per annum, payable in cash semi-annually in arrears on each May 30 and November 30. U.S. Bank National Association succeeded to the interests of Wachovia Bank, National Association, and U.S. Bank National Association now serves as trustee.

The Notes mature on May 30, 2025 unless earlier redeemed, converted or repurchased.

We are required to pay contingent interest during any six-month period from May 30 to and including November 29 and from November 30 to and including May 29, commencing with the six-month period beginning May 30, 2012 if the average trading price (as defined in the Indenture) of the Notes during the five consecutive days ending on the third trading day immediately preceding the first day of the applicable contingent interest period equals or exceeds 120% of the principal amount of the Notes and in certain other circumstances. On any interest payment date when contingent interest is payable, the contingent interest payable per Note will equal 0.25% per year of the average trading price of such Note during the applicable five trading day reference period.

We may redeem the Notes in whole or in part for cash any time on or after May 30, 2009 and prior to May 30, 2012, if the sale price of our Common Stock has exceeded 140% of the applicable conversion price (as determined in the Indenture) for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the redemption date. If we redeem the Notes under these circumstances after May 30, 2009 and prior to May 30, 2012, we will pay a “make whole” premium in cash equal to the present value of all remaining scheduled payments of interest on the Notes to be redeemed through and including May 30, 2012. On or after May 30, 2012, we may redeem the Notes in whole or in part for cash at any time for a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the redemption date.

A Holder of Notes may convert each of its Notes prior to the close of business on the business day immediately preceding May 30, 2025 into cash and shares of our Common Stock, if any, only in the following circumstances:

•

during any fiscal quarter commencing after June 30, 2005 if the last reported sale price of our Common Stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	once we have called the Notes for redemption and the redemption has not yet occurred; or

•	during prescribed periods, upon the occurrence of specified corporate transactions as described in the Indenture.

The initial conversion rate of the Notes was 23.0309 shares of our Common Stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $43.42 per share of Common Stock based on the issue price per Note), subject to adjustments. The conversion rate of the Notes on April 13, 2010 was 26.9108 shares of our Common Stock per $1,000 principal amount of the Notes (equivalent to a conversion price of approximately $37.16 per share of Common Stock). The conversion rate of the Notes may be adjusted to reflect any repurchase of Common Stock. In the event that we purchase Common Stock pursuant to the Offers, the Indenture likely will require us to increase the conversion rate of the Notes so that it equals the product of 26.9108 (the current conversion rate of the Notes) and a fraction, (i) the numerator of which is the sum of (x) the aggregate consideration paid to stockholders in connection with the Offer for Common Stock and (y) the product of the number of shares of Common Stock outstanding after the Offers and the closing price of our Common Stock on the day following the Expiration Date, and (ii) the denominator of which is the product of the number of shares of our Common Stock outstanding prior to the Offers and the closing price of our Common Stock on the day following the Expiration Date. The new conversion rate would become effective immediately prior to the opening of business on the day following the Expiration Date.

In addition, Holders of the Notes may require us to repurchase for cash any of their outstanding Notes on May 30, 2012, 2015 and 2020, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including, the date of repurchase.

Furthermore, if we undergo a “fundamental change,” (as defined in the Indenture) Holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) on the Notes up to but not including the date of repurchase. The Indenture provides that a “fundamental change” will occur:

•	upon a change of control (as defined in the Indenture) of CompuCredit; or

•	if less than 20% of outstanding shares of our Common Stock is beneficially owned by persons other than the permitted owners.

As of April 13, 2010, approximately $205.8 million aggregate principal amount of Notes remain outstanding.

The 2035 Notes

The 2035 Notes were issued under the indenture, dated as of November 23, 2005, between the Company (as successor in interest to CompuCredit Corporation) and Wachovia Bank, National Association, the trustee, as supplemented by the First Supplemental Indenture, dated as of June 30, 2009, among the Company, CompuCredit Corporation and U.S. Bank National Association. The 2035 Notes bear interest at a rate of 5.875% per annum, payable in cash semi-annually in arrears on each January 30 and July 30. U.S. Bank National Association succeeded to the interests of Wachovia Bank, National Association, and U.S. Bank National Association now serves as trustee.

We are not at this time offering to purchase any of our 2035 Notes; however, the conversion rate of the 2035 Notes may be adjusted to reflect any repurchase of Common Stock. In the event that we purchase Common Stock pursuant to the Offers, the 2035 Notes Indenture likely will require us to increase the conversion rate of the 2035 Notes so that it equals the product of 22.1149 (the current conversion rate of the 2035 Notes) and a fraction, (i) the numerator of which is the sum of (x) the aggregate consideration paid to stockholders in connection with the Offer for Common Stock and (y) the product of the number of shares of Common Stock outstanding after the Offers and the closing price of our Common Stock on the day following the Expiration Date, and (ii) the denominator of which is the product of the number of shares of our Common Stock outstanding prior to the Offers and the closing price of our Common Stock on the day following the Expiration Date. The new conversion rate would become effective immediately prior to the opening of business on the day following the Expiration Date.

THE OFFERS

Purpose of the Offers

The purpose of the Offer for Notes is to reduce the principal amount of our outstanding indebtedness. The purpose of the Offer for Common Stock is to return capital to stockholders consistent with CompuCredit’s fiduciary duties to its stockholders.

Sources and Amount of Funds

Our maximum expenditure for the Offers will be $100.0 million. In addition, we could be obligated to pay accrued interest on the Notes of up to $3.0 million, which we would be obligated to pay even in the absence of the Offers. We expect to fund our purchase of the Securities hereunder from cash on hand. Although we are still compiling the information necessary to close our books for the first quarter of 2010, we expect our March 31, 2010 consolidated unrestricted cash and cash equivalents to aggregate approximately $175 million, and assuming that we use the maximum amount payable of $100.0 million to consummate the Offers, our remaining cash balance would be approximately $75 million. We have no alternative financing arrangements or alternative financing plans with respect to the Offers.

From time to time after ten business days following the Expiration Date, we or our affiliates may acquire Securities, if any, that remain outstanding following consummation of the Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms and at prices as we may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. Alternatively, subject to the provisions of the Notes and the Indenture, we may choose to redeem the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates might pursue.

Principal Terms of the Offers

Offers and Purchase Price. We are offering to purchase for cash, upon the terms and subject to the general conditions set forth in this Offer to Purchase and the accompanying Letters of Transmittal, in two separate offers, (i) our Notes, up to the aggregate principal amount of Notes equal to a total purchase price of $100.0 million, at a purchase price to be determined by the “Modified Dutch Auction” procedure described below (in multiples of $0.50 per $1,000 principal amount) not greater than $600 nor less than $550 per $1,000 principal amount and (ii) shares of our outstanding Common Stock up to a number of shares equal to the number of such shares allowable for purchase from the Tender Cap remaining (if any) after deducting from the Tender Cap the total purchase price of the Notes actually purchased pursuant to this Offer to Purchase, at a purchase price of $7.00 per share. Tendering Holders of Notes that are accepted for payment also will receive accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the date on which such Notes are purchased.

The Notes will be purchased before the Common Stock, and it is possible that no shares of Common Stock will be purchased. The number of shares of Common Stock we will purchase (if any) will be calculated by dividing the amount of the Tender Cap remaining (if any) following the purchase of the Notes by $7.00, the purchase price per share of Common Stock, disregarding fractions. Securities not purchased in the Offers will be returned to the tendering Holders at our expense promptly after the expiration of the Offers.

The CUSIP numbers for the Notes are 20478N AA 8 and 20478N AB 6 and for the Common Stock is 20478T107.

Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for Notes validly tendered and not properly withdrawn taking into account the total amount of the Notes tendered and the prices specified by tendering holders of Notes. We will select the lowest purchase price that will allow us to purchase Notes up to a purchase price equal to the Tender Cap or such lesser amount of Notes as are validly tendered and not properly withdrawn, at prices (in multiples of $0.50 per $1,000 principal amount) not greater than $600 nor less than $550 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase. No tenders of Notes will be accepted outside the Notes Price Range. All Notes acquired pursuant to this Offer to Purchase will be acquired at the same purchase price, including those Notes tendered at a price lower than the Notes Purchase Price. Only Notes validly tendered at prices at or below the Notes Purchase Price selected by us, and not properly withdrawn, will be purchased. However, due to the proration provisions described in this Offer to Purchase, we may not purchase all of the Notes tendered at or below the Notes Purchase Price if more than the aggregate principal amount of Notes that we seek to purchase are tendered at or below the Notes Purchase Price. Securities not purchased in the Offers will be returned to the tendering Holders at our expense promptly after the expiration of the Offers.

As of April 13, 2010, there was approximately $205.8 million aggregate principal amount of Notes outstanding and approximately 50.0 million shares of Common Stock outstanding. The up to $181.8 million aggregate principal amount of Notes that we are offering to purchase pursuant to this Offer to Purchase (assuming the lowest possible purchase price for the Notes) represents approximately 88.3% of the total aggregate outstanding principal amount of Notes. The up to $166.7 million aggregate principal amount of Notes that we are offering to purchase pursuant to this Offer to Purchase (assuming the maximum possible purchase price for the Notes) represents approximately 81.0% of the total aggregate outstanding principal amount of Notes. The number of shares of Common Stock we are offering to purchase pursuant to this Offer to Purchase depends on the aggregate principal amount of Notes purchased pursuant to this Offer to Purchase. If no Notes are validly tendered at or below the Notes Purchase Price pursuant to this Offer to Purchase, we will purchase up to 14,285,714 shares of Common Stock, which represents approximately 28.6% of the shares of Common Stock outstanding. If we purchase $181.8 million or more aggregate principal amount of Notes (assuming the lowest possible purchase price for the Notes) or $166.7 million or more aggregate principal amount of Notes (assuming the maximum possible purchase price for the Notes), we will not purchase any Common Stock.

Conditions to Offers. This Offer to Purchase and our obligation to purchase and pay for the Securities validly tendered and not validly withdrawn is not conditioned upon any minimum amount of Notes or minimum number of shares of Common Stock being tendered. The Offers are, however, conditioned upon the satisfaction or waiver, on or prior to the Expiration Date, of the conditions set forth herein under “— Conditions to the Offers.” If the conditions to the Offers are not satisfied or waived by CompuCredit on or prior to the Expiration Date, CompuCredit will not be obligated to accept for purchase or to pay for any of the Securities and any Securities that were previously tendered pursuant to this Offer to Purchase will be promptly returned to the tendering Holders. Under Exchange Act Rule 13e-4(f)(5), CompuCredit must pay the purchase price offered or return the Securities tendered promptly after termination or withdrawal of the Offers.

Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms and conditions of that extension or amendment) and applicable law, promptly following the Expiration Date, CompuCredit will purchase, by accepting for purchase, and will pay for all Securities validly tendered (and not validly withdrawn) pursuant to the Offers, which payment will be made by the deposit, on the day of acceptance of Securities tendered pursuant to the Offers, on behalf of CompuCredit of immediately available (same-day) funds with the depositary.

Proration. The amount of Securities that are purchased in this Offer to Purchase will not, in the aggregate, have a purchase price in excess of the Tender Cap. The Notes will be accepted for purchase before the Common Stock, and it is possible that no Common Stock will be purchased.

If the total purchase price for the aggregate principal amount of Notes validly tendered at or below the Notes Purchase Price and not properly withdrawn on or prior to the Expiration Date would exceed the Tender Cap, then we will accept for payment such Notes up to a purchase price equal to the Tender Cap that are validly tendered at or below the Notes Purchase Price and not properly withdrawn, in the aggregate, on a pro rata basis from among such Notes validly tendered at or below the Notes Purchase Price and not properly withdrawn and will not accept any shares of Common Stock. We will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

If the total purchase price for the aggregate number of shares of Common Stock validly tendered and not properly withdrawn on or prior to the Expiration Date would exceed the amount of the Tender Cap remaining (if any) after deducting from the Tender Cap the purchase price of the Notes validly tendered and accepted for purchase, then we will accept for payment shares of Common Stock up to a purchase price equal to the Tender Cap remaining (if any) that are validly tendered and not properly withdrawn, in the aggregate, on a pro rata basis disregarding fractions from among such shares validly tendered and not properly withdrawn. We will not be able to determine whether the Offers are oversubscribed or what the effects of proration may be until after the Expiration Date has passed.

Any Notes or shares of Common Stock tendered but not purchased pursuant to the Offers, including Notes tendered pursuant to the Offers at prices greater than the Notes Purchase Price and Securities not purchased because of proration, will be returned to the tendering Holders at our expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated. In the event that proration of tendered Securities is required, the Company will determine the final proration factor promptly after the Expiration Date. Although we do not expect to be able to announce the final results of such proration until approximately three business days after the Expiration Date, we will announce preliminary results of proration by press release promptly after the Expiration Date. Holders may obtain such preliminary proration information from the information agent.

Withdrawal Rights. Tenders of Securities made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Securities not yet accepted for purchase may be withdrawn at any time after June 9, 2010 (40 business days after the commencement of the Offers). See “— Withdrawal of Tenders; Absence of Appraisal Rights.”

Untendered or Unpurchased Securities. Holders who do not tender their Notes for purchase pursuant to the Offers or who validly withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. Holders who do not tender their Notes for purchase pursuant to the Offers or who withdraw their Notes on or prior to the Expiration Date will continue to have the right, during the period the Notes are convertible as specified in the Indenture, to convert the Notes into cash and shares of CompuCredit’s Common Stock.

We will deliver the Notes purchased pursuant to the Offer for Notes to the trustee for cancellation and such Notes will cease to be outstanding. After we purchase Notes pursuant to the Offer for Notes, the trading market for Notes not tendered pursuant to the Offers is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the Offers, which may adversely affect the market prices for the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offers. The extent of the trading market for the Notes following the consummation of the Offers will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

If we purchase shares of Common Stock pursuant to this Offer to Purchase, Holders of shares of Common Stock who choose not to tender their shares and Holders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those Holders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares of Common Stock. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Additionally, the Offer for Common Stock is likely to reduce the number of our stockholders, which reduction may result in lower or higher stock prices and/or reduced liquidity in the trading market for our Common Stock following completion of the Offer for Common Stock. On April 13, 2010, the closing price of our Common Stock on the NASDAQ Global Select Market was $5.32 per share. For information on the recent stock price of Common Stock, see “Market Price Information.”

Shares of Common Stock we acquire pursuant to the Offer for Common Stock will be held as treasury stock and would, if returned to the status of authorized but unissued stock, be available to us to issue without further stockholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Withdrawal of Tenders; Absence of Appraisal Rights

Tenders of Securities made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Securities not yet accepted for purchase may be withdrawn at any time after June 9, 2010 (40 business days after the commencement of the Offers). For a withdrawal of Securities to be valid, a Holder must comply fully with the withdrawal procedures set forth below.

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary during the time period in which you still have the right to withdraw the shares. If you tendered your Securities through a custodian or nominee and wish to withdraw your Securities, you will need to make arrangements for withdrawal with your custodian or nominee. If you tendered your Securities through a custodian or nominee, your ability to withdraw the tender of your Securities will depend upon the terms of the arrangements you have made with your custodian or nominee and, if your custodian or nominee is not the DTC participant tendering the Securities, the arrangements between your custodian or nominee and such DTC participant, including any arrangements involving intermediaries between your custodian or nominee and such DTC participant.

Holders who wish to exercise their right to withdrawal with respect to the Offers must give written notice of withdrawal delivered by mail, hand delivery of facsimile transmission (or an electronic ATOP transmission notice (a “Request Message”) of withdrawal in the case of DTC participants), which notice must be received by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In order to be valid, a notice of withdrawal must (1) specify the name of the person who tendered the Securities to be withdrawn, (2) state the name in which the Securities are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Securities), if different than that of the person who tendered the Securities to be withdrawn, (3) contain the description of the Notes or shares of Common Stock to be withdrawn, and the aggregate principal amount represented by such Notes or such number of shares of Common Stock to be withdrawn, as applicable, and (4) be signed by the Holder of such Securities in the same manner as the original signature on the applicable Letter of Transmittal by which such Securities were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the transfer of Notes or shares of Common Stock registered into the name of the person withdrawing such Notes or shares of Common Stock, as applicable, and (b) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder. If the Securities to be withdrawn have been delivered or otherwise identified to the depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Securities validly withdrawn will be deemed to be not validly tendered for purposes of the Offers.

Withdrawal of Securities can only be accomplished in accordance with the foregoing procedures.

Securities validly withdrawn may thereafter be re-tendered at any time on or prior to the Expiration Date by following the procedures described under “— Procedures for Tendering Securities.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by CompuCredit, in its sole discretion, which determination shall be final and binding. None of CompuCredit, the trustee, the depositary, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

The Notes are obligations of CompuCredit and are governed by the Indenture. There are no appraisal or other similar statutory rights available to Holders of Securities in connection with the Offers.

Conditions to the Offers

This Offer to Purchase and our obligation to purchase and pay for the Securities validly tendered and not validly withdrawn is not conditioned upon any minimum amount of Notes or minimum number of shares of Common Stock being validly tendered and not withdrawn. However, our obligation to purchase and pay for the Securities validly tendered and not validly withdrawn is conditioned on the conditions set forth below being satisfied or waived by CompuCredit on or prior to the Expiration Date. If the conditions to the Offers are not satisfied or waived by CompuCredit on or prior to the Expiration Date, CompuCredit will not be obligated to accept for purchase or to pay for any of the Securities and any Securities that were previously tendered pursuant to this Offer to Purchase will be promptly returned to the tendering Holders.

Subject to applicable law and notwithstanding any other provision of the Offers, CompuCredit shall not be required to accept for purchase, or to pay for, any tendered Securities if any of the following have occurred on or prior to the Expiration Date:

(1)	there shall have been instituted, threatened in writing, or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offers, that in the reasonable judgment of CompuCredit, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of CompuCredit or (b) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of either Offer;

(2)	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened in writing, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of CompuCredit, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of either Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of CompuCredit;

(3)	the trustee under the Indenture shall have objected in any respect to or taken any action that could, in the reasonable judgment of CompuCredit, adversely affect the consummation of the Offers or shall have taken any action that challenges the validity or effectiveness of the procedures used by CompuCredit in the making of the Offers or the acceptance of, or payment for, the Notes;

(4)	there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any material adverse change in the price of the Securities in the United States or other major securities or financial markets, (c) a material impairment in the United States trading market for debt or equity securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of CompuCredit, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

(5)	CompuCredit shall have learned that any change or changes have occurred or are threatened in the business, financial condition, properties, assets, income, operations or prospects of CompuCredit that, in the reasonable judgment of CompuCredit, has or could have a material adverse effect on CompuCredit or the benefits of either Offer to CompuCredit.

The conditions to the Offers are for the sole benefit of and may be asserted by CompuCredit, in its sole discretion, regardless of the circumstances giving rise to such conditions, or may be waived (subject to applicable law) by CompuCredit, in whole or in part, at any time or from time to time on or prior to the Expiration Date, in its sole discretion. The failure by CompuCredit at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time on or prior to the Expiration Date. Any determination by CompuCredit concerning the events described in this section shall be final and binding upon all persons.

Expiration Date; Extension, Termination, Amendments

The Offers will expire at 11:59 p.m., New York City time, on May 14, 2010, unless extended by CompuCredit.

Subject to applicable law, CompuCredit reserves the right to extend the Offers on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the depositary and by making a public announcement (in the form of a press release) prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Offers, Securities previously tendered pursuant to the Offers (and not validly withdrawn) will remain subject to the Offers and may, subject to the terms and conditions of the Offers, be accepted for purchase by CompuCredit, subject to withdrawal rights of Holders of the Securities. For purposes of the Offers, the term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are permitted or obligated by law to be closed.

Subject to applicable law, CompuCredit reserves the right, in its sole discretion, to (1) waive any condition to the Offers and accept all Securities previously tendered pursuant to the Offers up to a purchase price equal to the Tender Cap, subject to the proration described herein, (2) extend the Expiration Date and retain all Securities tendered pursuant to the Offers, subject, however, to the withdrawal rights of Holders of Securities as described under “—Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the Offers in any respect, and (4) terminate the Offers and not accept for purchase any Securities upon failure of any of the conditions to the Offers.

Any amendment to the Offers will apply to all Securities that are tendered pursuant to the Offers regardless of when or in what order such Securities were tendered. If CompuCredit makes a material change in the terms of the Offers, CompuCredit will disseminate additional tender offer materials and will extend the Offers, in each case, to the extent required by law to ensure that the Offers remain open for at least five business days after the date that notice of any such change is first published, given or sent to Holders of Securities by CompuCredit. In addition, if CompuCredit changes either (a) the principal amount of the Notes or the number of shares of Common Stock subject to the Offers or (b) the purchase price of the Securities subject to the Offers, then the Offers will be amended to the extent required by law to ensure that the Offers remain open for at least ten business days after the date that notice of any such change is first published, given or sent to Holders of Securities by CompuCredit.

CompuCredit reserves the right, in its sole discretion, to terminate the Offers if any conditions applicable to the Offers set out under “— Conditions to the Offers” have not been satisfied or waived by CompuCredit on or prior to the Expiration Date. Any such termination will be followed promptly by a public announcement (in the form of a press release) of the termination and CompuCredit will also promptly inform the depositary of its decision to terminate the Offers.

In the event that the Offers are withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders who have validly tendered their Securities pursuant to the Offers. In any such event, any Securities previously tendered pursuant to the Offers will be returned to the tendering Holder in accordance with Exchange Act Rule 13e-4(f)(5).

Certain Significant Considerations

The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether to tender Securities pursuant to the Offers.

Position of the Company Concerning the Offers. Our Board of Directors has approved the Offers. However, neither we nor any member of our Board of Directors, the information agent or the depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Securities. Neither we nor any member of our Board of Directors, the information agent or the depositary has authorized any person to make any recommendation with respect to the Offers. You must make your own decision as to whether to tender your Securities and, if so, the aggregate principal amount of Notes and/or number of shares of Common Stock to tender. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the accompanying Letters of Transmittal, including our reasons for making the Offers.

Cancellation of Indebtedness Income to the Company. The purchase of the Notes pursuant to the Offers will result in cancellation of indebtedness income for U.S. federal and state income tax purposes to the Company to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. We may also be subject to state and local tax liability in connection with the purchase of the Notes.

Limited Trading Market; Certain Effects of the Offer for Notes on the Market for Notes. The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. There is no established public market for the Notes. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes may not be available. The Notes originally issued in private placement transactions are eligible for trading on the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; however, those Notes registered and resold under our registration statement pursuant to the Securities Act, are not eligible for trading on the PORTAL Market. To the extent that Notes are tendered and accepted for purchase pursuant to this Offer to Purchase, the trading market for Notes that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market prices for Notes that are not tendered and accepted for purchase pursuant to the Offer for Notes may be adversely affected to the extent that the principal amount of Notes purchased pursuant to the Offer for Notes reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offers. To the extent that a market continues to exist for such Notes, the Notes may trade at discounts compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of the Company and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offers.

Certain Effects of the Offer for Common Stock on the Market for Common Stock. If we purchase shares of Common Stock pursuant to this Offer to Purchase, Holders of shares of Common Stock who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offers and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares of Common Stock. Additionally, to the extent that shares of Common Stock are tendered and accepted for purchase pursuant to the Offer for Common Stock, the Offer for Common Stock will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our Common Stock following completion of the Offer for Common Stock. The purchase price being offered to Holders of shares of Common Stock for their shares does not reflect any independent evaluation of our Common Stock. We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the purchase price or the relative values of our Common Stock and the related purchase price. Stockholders tendering their shares may or may not receive more than or as much value as if they had chosen to keep their shares of Common Stock. Stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price in the Offer for Common Stock. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares of Common Stock in the future.

Conditions to the Consummation of the Offers and Related Risks. Each of the conditions of the Offers is described in more detail in “— Conditions of the Offers.” There can be no assurance that such conditions will be met, or that in the event the Offers are not consummated, the market value and liquidity of the Securities will not be materially adversely affected.

Purchase of Securities following Consummation of the Offers. We may purchase any Securities not tendered in the Offers on terms that could be more favorable to Holders than the terms of the Offers. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Securities through cash purchases and/or exchanges for other securities of the Company, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, as applicable, if we can do so on attractive terms. Any other purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Offers. We also reserve the right to repay any Notes not tendered in the Offers at maturity. In addition, Holders of Notes may, under circumstances provided for in the Indenture, require us to repurchase some or all of their Notes if a “fundamental change” (as defined in the Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase. See “Description of the Notes” for more detailed information. If we repurchase Securities that are not tendered in the Offers on terms that are more favorable than the terms of the Offers, those Holders that decided not to participate in the Offers would be better off than those that participated in the Offers.

Treatment of Securities Not Tendered in the Offers. Securities not tendered and purchased in the Offers will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendment to the Indenture is being sought in connection with the Offers. There can be no assurance that the Holders will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required under the Indenture. Holders of shares of Common Stock who choose not to tender their shares and Holders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those Holders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares of Common Stock. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Securities, other than in the Offers, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Acceptance of Securities for Purchase; Payment for Securities

Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms of any such extension or amendment) and subject to applicable law, Holders of Securities that tender their Securities (and do not validly withdraw such tenders) pursuant to the Offers on or prior to the Expiration Date will be eligible to receive the applicable Purchase Price for such Securities. Upon the terms and subject to the conditions of the Offers, CompuCredit will purchase, by accepting for purchase following the Expiration Date, and will pay for such Securities promptly following the date on which such Securities are accepted for purchase. CompuCredit reserves the right, in its sole discretion, to delay acceptance for purchase of Securities tendered pursuant to the Offers or the payment for Securities accepted for purchase pursuant to the Offers (subject to Exchange Act Rule 13e-4(f)(5), which requires that CompuCredit pay the applicable Purchase Price offered or return the Securities deposited by or on behalf of the Holders of Securities promptly after the termination or withdrawal of the Offers) if any of the conditions set forth under “— Conditions to the Offers” shall not have been satisfied or waived by CompuCredit on or prior to the Expiration Date or in order to comply in whole or in part with any applicable law, in either case, by oral or written notice of such delay to the depositary. In all cases, payment for Securities accepted for purchase pursuant to the Offers will be made only after timely receipt by the depositary of either certificates representing the tendered shares of Common Stock or, in the case of tendered shares of Common Stock or Notes delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of such transfer and either a properly completed and duly executed Letter of Transmittal relating to the Securities (or a facsimile thereof) or an Agent’s Message (as defined below) and any other documents required by the Letter of Transmittal.

For purposes of the Offers, CompuCredit will be deemed to have accepted for purchase validly tendered Securities (or defectively tendered Securities with respect to which CompuCredit has waived such defect) if, as and when CompuCredit gives oral or written notice thereof to the depositary. Payment for Securities accepted for purchase pursuant to the Offers will be made by CompuCredit by the deposit of such payment, on the day of acceptance of Securities tendered pursuant to the Offers, in immediately available (same-day) funds, with the depositary, which will act as agent for the tendering Holders for the purpose of receiving the purchase price and transmitting the same to such Holders. CompuCredit will notify the depositary of which Securities tendered on or prior to the Expiration Date are accepted for purchase and payment pursuant to the Offers. Upon the terms and subject to the conditions of the Offers, delivery of the purchase price will be made by the depositary promptly after receipt of funds for the payment of such Securities by the depositary.

Tenders of Notes pursuant to the Offers will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Note may be repurchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof). Fractional shares of Common Stock will be disregarded.

If, for any reason, acceptance for purchase of or payment for validly tendered Securities pursuant to the Offers is delayed, or CompuCredit is unable to accept for purchase or to pay for validly tendered Securities pursuant to the Offers, then the depositary may, nevertheless, on behalf of CompuCredit, retain tendered Securities, without prejudice to the rights of CompuCredit described under “Expiration Date; Extension; Termination; Amendments” and “— Conditions to the Offers” and “— Withdrawal of Tenders; Absence of Appraisal Rights,” but subject to Exchange Act Rule 13e-4(f)(5), which requires that CompuCredit pay the purchase price offered or return the Securities tendered promptly after the termination or withdrawal of the Offers. The depositary will return certificates for unpurchased shares of Common Stock as promptly as practicable after the expiration or termination of the Offer for Common Stock or the proper withdrawal of shares of Common Stock, as applicable, or, in the case Securities tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the Securities to the appropriate account maintained by the tendering Holder at the book-entry transfer facility, in each case without expense to the Holder.

No alternative, conditional or contingent tenders will be accepted. A tendering Holder waives all right to receive notice of acceptance of such Holder’s Securities for purchase.

Holders of Notes tendered and accepted for purchase pursuant to the Offers will be entitled to accrued and unpaid interest on their Notes to, but not including, the date on which the Notes are purchased. Under no circumstances will any additional interest be payable because of any delay by the depositary in the transmission of funds to the Holders of purchased Securities or otherwise.

No brokerage commissions are payable by Holders to the information agent or the depositary. If Notes are held through a nominee, Holders should contact their nominee to determine whether any transaction costs are applicable. CompuCredit will pay all other charges and expenses in connection with the Offers. See “Information Agent and Depositary.”

PROCEDURES FOR TENDERING SECURITIES

Proper Tender of Securities

The tender of Securities on or before the Expiration Date pursuant to the Offers and in accordance with the procedures described below and in the accompanying Letters of Transmittal will be deemed to constitute the delivery of a valid tender with respect to the Securities tendered.

For a holder to tender Notes validly pursuant to the Offer for the Notes, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents must be received by the depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. For a holder to tender shares of Common Stock validly pursuant to the Offer for Common Stock, (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of book-entry transfer of shares of Common Stock) an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents, must be received by the depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. In addition, on or prior to the Expiration Date, either (a) certificates for tendered shares of Common Stock must be received by the depositary at such address or (b) Notes or shares of Common Stock must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such transfer must be received by the depositary).

Holders who need assistance with respect to the procedures for participating in the Offers should contact the information agent, the contact details for which are on the back cover page of this Offer to Purchase.

By taking actions described herein with respect to the Offers, you and your custodian or nominee (if any) will be deemed to have agreed (i) to the terms and conditions of the Offers as set forth in this Offer to Purchase and the accompanying Letters of Transmittal; and (ii) the Company and the depositary may enforce the terms and conditions against you and your custodian or nominee (if any).

If Securities are held in book-entry form, Letters of Transmittal and any other documents required by the Letters of Transmittal should be sent by a DTC participant to the depositary and not to us, the information agent, or the trustee for the Notes. If you are tendering shares of Common Stock that you hold in certificated form, you must send your Letter of Transmittal (including certificates for the shares of Common Stock) and any other documents to the depositary and not to us or the information agent. The depositary will not accept any tender materials other than the Letters of Transmittal or the DTC participant’s Agent’s Message.

Securities being tendered must be delivered to the depositary in accordance with the procedures described in this Offer to Purchase and the accompanying Letters of Transmittal on or prior to the Expiration Date.

The method of delivery of Securities and other documents to the depositary, including delivery through DTC, and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the Holder of the Securities. If such delivery is by mail, it is recommended that Holders of the Securities use registered mail, validly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the depositary on or prior to the Expiration Date.

We have not provided guaranteed delivery provisions in connection with the Offer for Notes. Stockholders whose certificates for shares of Common Stock are not immediately available or who cannot deliver their certificates and all other required documents to the depositary or complete the procedures for book-entry transfer on or prior to the Expiration Date may tender their shares of Common Stock by properly completing and duly executing a Notice of Guaranteed Delivery. All such tenders must comply with the following procedures: (a) all tenders must be made by or through a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”), (b) a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by the Company, must be received by the depositary on or prior to the Expiration Date and (c) the certificates for all tendered Securities in proper form for transfer (or a book-entry confirmation with respect to all such Securities), together with a Letter of Transmittal (or facsimile thereof), must be properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and any other required documents, must be received by the depositary, in each case within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Global Select Market is open for business.

Representations, Warranties, and Undertakings; Company’s Acceptance Constitutes an Agreement. By tendering your Securities through DTC or otherwise, you shall be deemed to agree to, acknowledge, represent, warrant, and undertake to us on each of the Expiration Date and the closing of the Offers, the agreements, acknowledgements, representations, warranties and undertakings set forth in the accompanying Letters of Transmittal.

You and your custodian or nominee (if any) by delivering, or causing to be delivered, the Securities and the completed Agent’s Message or the Letters of Transmittal to the depositary are representing and warranting that you, as owner of the Securities, have represented, warranted, and agreed to each of the agreements, acknowledgements, representations, warranties, and undertakings contained in the accompanying Letters of Transmittal. If you are unable to give these agreements, acknowledgements, representations, warranties, and undertakings, you should contact the depositary immediately.

Our acceptance for payment of Securities tendered in the Offers will constitute a binding agreement between you and us upon the terms and conditions of the Offers described in this Offer to Purchase and the accompanying Letters of Transmittal.

Tender of Securities Held Through DTC; Book-Entry Transfer

All of the Notes are held in book-entry form through the facilities of DTC. If you own Notes or shares of Common Stock in book-entry form and wish to tender them in the Offers, you should follow the instructions below. If you hold your Securities in a brokerage or custodian account through a custodian or nominee, including a broker, dealer, bank, or trust company, you will need to timely instruct your custodian or nominee to tender your Securities on or prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase and the accompanying Letters of Transmittal. Please refer to any materials forwarded to you by your custodian or nominee to determine how you can timely instruct your custodian or nominee to take these actions.

Procedures. If Securities are held through a nominee, in order to participate in the Offers, you must instruct your nominee or custodian to participate on your behalf. Your nominee or custodian should arrange for the DTC participant holding the Securities through its DTC account to tender those Securities in the Offers to the depositary on or prior to the Expiration Date.

If Securities are held through a nominee, Holders should contact their nominee to determine whether any transaction costs are applicable.

The depositary will seek to establish accounts with respect to the Securities at DTC for the purpose of the Offers within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system (the “Book-Entry Transfer Facility”) may make book-entry delivery of Securities by causing DTC to transfer such Securities into the depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.

The Role of a DTC Participant. A DTC participant may tender Securities only by taking the following actions on or prior to the Expiration Date:

•	delivering Securities by means of book-entry transfer into the depositary’s applicable DTC account; and

•

(a) transmitting a message to the depositary through the facilities of DTC, specifying that the relevant participant has received and agrees to be bound by the terms and conditions set forth in the Offer to Purchase and the accompanying Letters of Transmittal relating to such Securities (an “Agent’s Message”) or (b) delivering a properly completed Letter of Transmittal relating to the Notes and/or Letter of Transmittal relating to the Common Stock.

Securities being tendered in the Offers and either (i) the completed DTC participant’s Agent’s Message or (ii) the completed and duly executed Letter of Transmittal relating to the Notes and/or Letter of Transmittal relating to the Common Stock must be received by the depositary in accordance with the terms described in this Offer to Purchase and the companying Letters of Transmittal on or prior to the Expiration Date.

A tender of book-entry Securities will be deemed to have been received only when the depositary receives both (a)(i) a duly completed Agent’s Message through the facilities of DTC at the depositary’s applicable DTC account or (ii) a properly completed and signed Letter of Transmittal relating to the Notes and/or Letter of Transmittal relating to the Common Stock, as applicable, and (b) confirmation of book-entry transfer of the Securities into the depositary’s applicable DTC account.

Specification of Purchase Price for the Notes

In accordance with the instructions contained in the accompanying Letters of Transmittal, if you desire to tender your Notes in the Offers, you must indicate the price within the Notes Price Range (in multiples of $0.50 per $1,000 principal amount) at which you wish to tender such Notes. A beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee must communicate its acceptance and submit a price within the Notes Price Range at which it wishes to tender such Notes through its nominee to DTC.

Alternatively, if you wish to maximize the chance that we will purchase your Notes, you should refrain from specifying a price at which you are tendering your Notes, in which case, you will accept the Notes Purchase Price selected by us in the Offers. You should understand that not specifying a price at which your Notes are being tendered may have the effect of lowering the Notes Purchase Price in the Offers and could result in your Notes being purchased at the minimum price of $550 per $1,000 principal amount. A Holder of Notes may tender different portions of the principal amount of such Holder’s Notes at different prices; however, a Holder of Notes may not specify prices for an aggregate principal amount of Notes in excess of the aggregate principal amount of Notes held by such Holder. In other words, the same Notes cannot be tendered at more than one price.

Payment of Purchase Price

Tendering Holders should indicate to the Book-Entry Transfer Facility the name and address to which payment of the purchase price is to be sent or the account to be credited for Securities not tendered or not accepted for purchase, if different from the name, address and account of the person transmitting such acceptance through ATOP. In the case of Securities not tendered or not purchased to be credited to a different account, the employer identification or Social Security number of the person named must also be indicated and a Form W-9 for such recipient must be completed. If no such instructions are given, such payment of the purchase price or Securities not tendered or not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the Holder of Securities tendered.

United States Federal Income Tax Backup Withholding

Under the United States federal income tax laws, the depositary or other appropriate withholding agent may be required to withhold and remit to the United States Treasury 28% of the amount of the purchase price paid to certain Holders of Securities pursuant to the Offers. In order to avoid such backup withholding, each tendering U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) of Securities electing to tender Securities pursuant to the Offers must (1) provide the depositary or other appropriate withholding agent with a validly executed IRS Form W-9 certifying that such Holder or payee is not subject to such backup withholding or (2) otherwise establish an exemption from backup withholding. A non-U.S. holder (as defined in “Certain United States Federal Income Tax Considerations”) may be required to submit the appropriate completed IRS Form W-8 (generally Form W-8BEN) in order to establish an exemption from backup withholding.

Determination of Validity

All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Securities will be determined by CompuCredit in its sole discretion, which determination shall be final and binding. CompuCredit reserves the absolute right (a) to reject any and all tenders not in proper form and to determine whether the acceptance of or payment by it for such tenders would be unlawful and, (b) subject to applicable law, to waive or amend any of the conditions to the Offers or to waive any defect or irregularity in the tender of any of the Securities. None of CompuCredit, the trustee, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Securities will be deemed to have been validly made until all defects and irregularities with respect to such Securities have been cured or waived. Any Securities received by the depositary that are not validly tendered and as to which irregularities have not been cured or waived will be returned by the depositary to the appropriate tendering Holder as soon as practicable. Interpretation of the terms and conditions of the Offers will be made by CompuCredit in its sole discretion and will be final and binding on all parties.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES AND THE COMMON STOCK

The following table lists the names of all directors and executive officers of the Company. The mailing address of each director and executive officer is: c/o CompuCredit Holdings Corporation, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328.Our directors and executive officers are entitled to participate in the Offers on the same basis as other stockholders. Each of the Company’s directors and executive officers has advised us that, as of April 13, 2010, he intends either to tender in the Offers, or to sell in the open market during the pendency of the Offers (depending on certain tax considerations), approximately the number of shares (or an amount of shares within the range) set forth next to his name in the table below:

Name	Position	Number of Shares Expected to Tender in Offer for Common Stock
David G. Hanna	Director, Chief Executive Officer and Chairman of the Board	14,172,850
Richard W. Gilbert	Director, Chief Operating Officer and Vice Chairman of the Board	1,655,220
Richard R. House, Jr.	Director and President	684.563
Gregory J. Corona	Director	0
Frank J. Hanna, III	Director	14,172,851
Deal W. Hudson	Director	52,513
Mack F. Mattingly	Director	77,513
Nicholas B. Paumgarten	Director	2,994,529
Thomas G. Rosencrants	Director	88,187
J.Paul Whitehead, III	Chief Financial Officer	94,566

Additionally, after termination of the Offers, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer for Common Stock.

After making reasonable inquiry, we have determined that of (i) the Company, (ii) our executive officers, (iii) the members of our Board of Directors, and (iv) each associate and majority-owned subsidiary of those persons listed in (i) through (iii), Thomas G. Rosencrants is the only person that has beneficial ownership of any of the Notes. Mr. Rosencrants and related family members jointly and beneficially own $200,000 in aggregate principal amount of the Notes, or less than 1 percent of the outstanding Notes as of April 13, 2010. This amount includes $50,000 in aggregate principal amount held jointly by Eileen Rosencrants and Alissa Marzetti and $50,000 in aggregate principal amount held jointly by Eileen Rosencrants and Anthony Marzetti. Their address is 7920 Landowne Drive, Atlanta, Georgia 30350. At this time, Mr. Rosencrants expects that he and his family members will not tender the Notes owned by them in connection with the Offer for the Notes.

After making reasonable inquiry, we have determined, with regard to (i) the Company, (ii) our executive officers, (iii) the members of our Board of Directors, and (iv) each associate and majority-owned subsidiary of those persons listed in (i) through (iii), the chart below sets forth the information regarding the beneficial ownership of our Common Stock as of April 13, 2010. An asterisk indicates beneficial ownership of less than 1% of the Common Stock outstanding.

Name of Stockholder	Number of Shares	Percent of Class
Five Percent Stockholders (other than directors and named executive officers):
J.P. Morgan Corsair II Capital Partners, L.P.(1)	2,938,842	5.9%
Dimensional Fund Advisors LP(2)	2,584,043	5.2%
Second Curve Capital, LLC and Thomas K. Brown(3)	2,512,730	5.0%

Directors and Named Executive Officers:
Gregory J. Corona(4)(5)(6)	71,387	*
Richard W. Gilbert(6)	1,655,220	3.3%
David G. Hanna(7)(8)	14,172,850	28.3%
Frank J. Hanna, III(7)(9)	14,172,851	28.3%
Richard R. House, Jr.(5)(10)	684,563	1.4%
Deal W. Hudson(5)	52,513	*
Mack F. Mattingly(5)	77,513	*
Nicholas B. Paumgarten(5)(11)	2,994,529	6.0%
Thomas G. Rosencrants(5)(12)	88,187	*
J.Paul Whitehead, III(5)	94,566	*
Directors and executive officers as a group (10 persons)	34,064,179	68.1%

(1)

Based on a Schedule 13G/A filed by J.P. Morgan Corsair II Capital Partners, L.P. (“Corsair Capital”) with the SEC on February 14, 2007 and information provided by Corsair Capital. The address of the indicated holder is c/o Corsair Investments, LLC, 717 5th Avenue, 24th Floor, New York, New York 10022-8125.

(2)	Based on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 8, 2010. The address of the indicated holder is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(3)

Based on a Schedule 13G filed by Second Curve Capital, LLC and Thomas K. Brown with the SEC on March 22, 2010. The address of the indicated holders is 237 Park Avenue, 9th Floor, New York, New York 10017.

(4)	Includes 14,075 shares of Common Stock pledged as collateral for a margin account with a securities broker, against which no loan amounts were outstanding as April 13, 2010.
(5)	Includes shares of restricted stock over which the holder has sole voting but no investment power, as set forth below:

Director or Officer	Shares of Restricted Stock
Gregory J. Corona	33,749
Richard R. House, Jr.	250,000
Deal W. Hudson	33,749
Mack F. Mattingly	33,749
Nicholas B. Paumgarten	33,749
Thomas G. Rosencrants	33,749
J.Paul Whitehead, III	30,562

(6)	Includes shares of Common Stock deemed indirectly beneficially owned, as set forth below:

Director or Officer	Shares of Common Stock Indirectly Held by the Director or Officer		Nature of Indirect Beneficial Ownership
Gregory J. Corona	700		By IRA
Richard W. Gilbert	967,000	*	By Gilbert Capital LLC
Richard W. Gilbert	400,707	*	By Gilbert & Gilbert, LLLP, a family limited partnership

*	The indicated individual has disclaimed beneficial ownership of the shares, except to the extent of his pecuniary interest therein.

(7)	The address of the indicated holders is c/o CompuCredit Holdings Corporation, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328.
(8)	Includes 7,168,957 shares of Common Stock held by Bravo Trust Two and 737,968 shares of Common Stock held by Rainbow Trust Two Nevada. David G. Hanna serves as the President of Bravo Two Company, Inc., which is the sole trustee of Bravo Trust Two and Rainbow Trust Two Nevada. David G. Hanna and members of David G. Hanna’s immediate family are the beneficiaries of both of these trusts.
(9)	Includes 7,168,957 shares of Common Stock held by Bravo Trust One and 737,968 shares of Common Stock held by Rainbow Trust One Nevada. Frank J. Hanna, III serves as the President of Bravo One Company, Inc., which is the sole trustee of Bravo Trust One and Rainbow Trust One Nevada. Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family are the beneficiaries of both of these trusts.
(10)	Includes 50,000 shares of Common Stock pledged by Mr. House, along with other assets, to secure a line of credit, against which approximately $303,000 was outstanding as of April 13, 2010.
(11)

Includes 2,938,842 shares of Common Stock owned by Corsair Capital. Mr. Paumgarten is Chairman and a member of the Investment Committee of Corsair II, L.L.C., which is the general partner of Corsair II, L.P., which is the general partner of Corsair Capital. Mr. Paumgarten disclaims beneficial ownership of these shares. The address of Mr. Paumgarten is c/o Corsair Investments, LLC, 717 5th Avenue, 24th Floor, New York, New York 10022-8125.

(12)	Excludes shares issuable upon conversion of convertible notes.

Other than as described in the following sentences, no affiliate or associate or majority owned subsidiary of the Company, and no director or executive officer of any subsidiary of the Company has engaged in any transactions in the Securities during the 60 days preceding the date of this Offer to Purchase. On March 5, 2010, J. Paul Whitehead III sold to the Company $215,000 principal amount of the Notes owned by his individual retirement account for an aggregate purchase price of $107,500. Mr. Whitehead III is no longer a beneficial owner of Notes.

MARKET PRICE INFORMATION

The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. There is no established public market for the Notes, and we believe that trading in the Notes has been limited. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “CCRT.” The table below sets forth the high and low closing sales prices of our Common Stock during the indicated time periods. We urge you to obtain more current market price information for our Common Stock during the tender offer period.

	Price Ranges
	High	Low
Fiscal Year ending December 31, 2010
First Quarter	$5.36	$2.90
Second Quarter (through April 13, 2010)	5.50	5.12
Fiscal Year ended December 31, 2009
Fourth Quarter	$4.71	$1.89
Third Quarter	5.70	2.08
Second Quarter	3.79	2.29
First Quarter	6.21	1.70
Fiscal Year ended December 31, 2008
Fourth Quarter	$5.53	$1.80
Third Quarter	7.32	3.92
Second Quarter	10.95	6.00
First Quarter	14.70	7.65

The closing price of our Common Stock on the NASDAQ Global Select Market on April 13, 2010 was $5.32 per share. As of April 13, 2010, there were approximately 50.0 million shares of our Common Stock outstanding.

On June 30, 2009, we completed a reorganization through which CompuCredit Corporation, our former parent company, became a wholly owned subsidiary of CompuCredit Holdings Corporation (the “Reorganization”). We effected this Reorganization through a merger pursuant to an Agreement and Plan of Merger, dated as of June 2, 2009, by and among CompuCredit Corporation, CompuCredit Holdings Corporation and CompuCredit Merger Sub, Inc., and as a result of the Reorganization, each outstanding share of CompuCredit Corporation common stock was automatically converted into one share of CompuCredit Holdings Corporation Common Stock.

As a result of the Reorganization, CompuCredit Corporation common stock is no longer publicly traded, and CompuCredit Holdings Corporation Common Stock commenced trading on the NASDAQ Global Select Market on July 1, 2009 under the symbol “CCRT,” the same symbol under which CompuCredit Corporation common stock was previously listed and traded.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations of this Offer to Purchase to U.S. holders and non-U.S. holders (in both cases as defined below) of the Notes or the Common Stock. The discussion is based on the Internal Revenue Code, Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax considerations that may be relevant to a particular person or to persons subject to special treatment under the U.S. federal income tax laws (such as financial institutions, broker-dealers, insurance companies, expatriates, tax-exempt organizations, persons that are, or hold their Notes or Common Stock through, partnerships or other pass-through entities or U.S. persons who have a functional currency other than the U.S. dollar) or to persons that hold their Notes or Common Stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, the discussion does not address any tax considerations other than U.S. federal income tax considerations. This summary deals only with holders that hold the Notes or Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). No IRS ruling has been or will be sought by us regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders are urged to consult their own tax advisors as to the particular U.S. federal tax considerations to them of this Offer to Purchase, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this discussion, a “U.S. holder” means a beneficial owner (as determined for U.S. federal income tax purposes) of a Note or share of Common Stock that is, or is treated as, one of the following:

•	citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state therein;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means any beneficial owner (as determined for U.S. federal income tax purposes) of a Note or share of Common Stock that is not a “U.S. holder.”

Notwithstanding the foregoing, neither “U.S. holder” nor “non-U.S. holder” includes a partnership. If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of a Note or Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships are particularly urged to consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

Notes

Classification of the Notes

Pursuant to the terms of the Indenture, we and each holder of Notes agreed to treat the Notes, for U.S. federal income tax purposes, as “contingent payment debt instruments” and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”), including our determination of the rate at which interest was deemed to accrue on the Notes and the related “projected payment schedule.” The remainder of this discussion assumes that the Notes were and will be treated in accordance with that agreement and our determinations. No authority directly addresses the treatment of all aspects of the Notes for U.S. federal income tax purposes. Accordingly, no assurance can be given that the IRS will agree with the tax characterizations and the tax considerations described in this summary, and we have not sought an opinion of counsel regarding the classification of the Notes as contingent payment debt instruments or, assuming the Notes are contingent payment debt instruments, the proper comparable yield and projected payment schedule for the Notes. A different treatment of the Notes for U.S. federal income tax purposes could significantly alter the amount, character and treatment of income, gain or loss recognized in respect of the Notes from that which is described below.

U.S. Holders

Sale of the Notes. The receipt of cash by a U.S. holder in exchange for a Note will be a taxable transaction for federal income tax purposes. The amount of gain or loss realized upon the sale will be equal to the difference between (i) the amount of cash received by the U.S. holder, reduced by any excess negative adjustment carryforward, as described below, and (ii) the U.S. holder’s adjusted tax basis in the Note.

Gain recognized will generally be treated as ordinary interest income. Any loss recognized upon the sale will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustment previously taken into account as ordinary loss, as described below, and thereafter, as capital loss (which will be long-term if the Note was held for more than one year). The deductibility of capital losses is subject to limitations.

Adjusted Tax Basis in the Notes and Net Negative Adjustment Amount

Notes that are treated as contingent payment debt instruments are subject to special rules. If a contingent payment debt instrument is issued for cash or publicly traded property, interest is determined and accrued under the “noncontingent bond method.” Under the noncontingent bond method, for each accrual period, U.S. holders of the Notes accrue interest equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the contingent payment debt instrument, whether or not the amount of any payment is fixed or determinable in the taxable year.

In general, the comparable yield of a contingent payment debt instrument is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent payment debt instrument. We have determined that the comparable yield on the Notes is 9.13%, compounded semi-annually.

The adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the Note plus the amount of interest previously includible in the gross income of the U.S. holder less any noncontingent payment and the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the contingent payment debt instrument.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent payments and projected amounts for each contingent payment to be made under the contingent payment debt instrument that are adjusted to produce the comparable yield. Holders can obtain the projected payment schedule of the Notes by submitting a written request to us at the following address: CompuCredit Corporation, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328, Attention: Investor Relations. A U.S. holder is required to use our projected payment schedule to determine its interest accruals and adjustments, unless the U.S. holder determines that our projected payment schedule is unreasonable, in which case the U.S. holder must disclose its own projected payment schedule in connection with its federal income tax return and the reason(s) why it is not using our projected payment schedule.

A U.S. holder’s adjusted tax basis in a Note will generally be equal to the holder’s original purchase price for the Note, increased by the projected contingent payments accrued by the holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the amount of any noncontingent payments and the projected amount of any contingent payments previously made.

Adjusted Tax Basis of Notes Held by Secondary Market Purchasers

Holders that purchased their Notes in the secondary market at a price that was at a discount from, or in excess of, the adjusted issue price of the Notes, should note that special rules will have been applicable that may have had an impact on the amount of interest they were required to accrue, the positive and negative adjustments, and to their adjusted tax basis in the Notes. If a U.S. holder purchased a contingent payment debt instrument for an amount that differed from the adjusted issue price of that contingent payment debt instrument at the time of the purchase, that U.S. holder must have determined the extent to which the difference between the price that was paid for the contingent payment debt instrument and the adjusted issue price of the contingent payment debt instrument at the time of purchase was attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and have allocated the difference accordingly over the remaining term of the Note concerned.

Holders that purchased the Notes other than for cash at original issue at their issue price are urged to consult their own tax advisors as to the particular U.S. federal tax considerations to them of this Offer to Purchase, as well as the effects of state, local and non-U.S. tax laws.

Information Reporting and Backup Withholding. The payment of any interest and the payment of proceeds from the sale of a Note generally will be subject to information reporting. In addition, such amounts may be subject to backup withholding (currently imposed at a rate of 28%) if a U.S. holder fails to provide its correct taxpayer identification number or to make required certifications, or has been notified by the IRS that it is subject to backup withholding. Certain U.S. holders are exempt from backup withholding. Backup withholding is not an additional tax and any amount withheld may be credited against a U.S. holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of taxes, a U.S. holder may obtain a refund or credit, provided that the U.S. holder furnishes the required information to the IRS.

Non-Tendering Holders

A holder of Notes whose Notes are not purchased pursuant to this Offer to Purchase will generally not incur any U.S. federal income tax liability as a result of the consummation of this Offer to Purchase.

Non-U.S. Holders

Sale of the Notes. The payment of any interest, and any gain realized on a sale or exchange of the Note, generally will not be subject to U.S. federal income and withholding tax, unless the non-U.S. holder:

•	holds the Note in connection with the conduct of a U.S. trade or business;

•

actually or constructively owns 10% or more of the total combined voting power of all classes of our voting stock (treating, for such purpose, Notes held by a non-U.S. holder as having been converted into our Common Stock);

•	is a “controlled foreign corporation” that is directly or indirectly related to us;

•	is a bank that acquired a Note in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	fails to properly certify to us or our paying agent as to its non-U.S. status (generally on IRS Form W-8BEN).

Backup Withholding. A non-U.S. holder not otherwise subject to U.S. income or withholding tax may nonetheless be subject to backup withholding (currently imposed at a rate of 28%) with respect to any interest and amounts realized on the disposition of a Note, unless the non-U.S. holder provides the applicable IRS Form W-8 or otherwise establishes an exemption from backup withholding. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors as to their qualifications for an exemption for backup withholding and the procedures for establishing such exemption.

Common Stock

U.S. Holders

The sale of Common Stock pursuant to the Offer to Purchase will be a taxable transaction for federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” A sale of Common Stock pursuant to the Offer to Purchase generally will be treated as a “sale or exchange” for U.S. federal tax purposes, if the receipt of cash: (a) results in a “complete termination” of the U.S. holder’s interest in the Company, (b) is “substantially disproportionate” with respect to the U.S. holder or (c) is “not essentially equivalent to a dividend” with respect to the U.S. holder.

The receipt of cash by a U.S. holder will be a “complete termination” if either (i) the U.S. holder owns none of our stock either actually or constructively immediately after the Common Stock is sold pursuant to the Offer to Purchase, or (ii) the U.S. holder actually owns none of our stock immediately after the sale of Common Stock pursuant to the Offer to Purchase and, with respect to stock constructively owned by the U.S. holder immediately after the Offer to Purchase, the U.S. holder is eligible to waive, and effectively waives, constructive ownership of all such stock under procedures described in

Section 302(c) of the Code. The receipt of cash by a U.S. holder will be “substantially disproportionate” if the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the sale of Common Stock pursuant to the Offer to Purchase is less than 80% of the percentage of the outstanding voting stock actually and constructively owned by the U.S. holder immediately before the sale of Common Stock pursuant to the Offer to Purchase. Even if the receipt of cash by a U.S. holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. holder’s surrender of Common Stock pursuant to the Offer to Purchase results in a “meaningful reduction” in the U.S. holder’s interest in us. Whether the receipt of cash by a U.S. holder will be “not essentially equivalent to a dividend” will depend upon the U.S. holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” In determining whether any of these tests has been met, shares of Common Stock actually owned, as well as shares of Common Stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer to Purchase and the adjusted tax basis of the shares of Common Stock sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The deductibility of capital losses is subject to limitations.

If none of these tests are met, amounts received by a U.S. holder of Common Stock who sells Common Stock pursuant to the Offer to Purchase will be taxable to the U.S. holder as a “dividend” to the extent of such holder’s allocable share of the Company’s current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the U.S. holder’s adjusted tax basis in the shares of Common Stock sold pursuant to the Offer to Purchase). Any amounts received in excess of the U.S. holder’s adjusted tax basis in such case will constitute taxable gain. If the amounts received by a tendering U.S. holder are treated as a “dividend,” the adjusted tax basis in the Common Stock so tendered to the Company will be transferred to any remaining Common Stock held by such U.S. holder.

Information Reporting and Backup Withholding. The payment of the gross proceeds paid to a U.S. holder will generally be subject to information reporting and may be subject to backup withholding (currently imposed at a rate of 28%) if a U.S. holder fails to provide its correct taxpayer identification number or to make required certifications, or has been notified by the IRS that it is subject to backup withholding. Certain U.S. holders are exempt from backup withholding. Backup withholding is not an additional tax and any amount withheld may be credited against a U.S. holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of taxes, a U.S. holder may obtain a refund or credit, provided that the U.S. holder furnishes the required information to the IRS.

Non-Tendering Holders

If a tender of Common Stock is treated as a “dividend” to a tendering Holder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a Holder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. The Company does not believe the tender of Common Stock should cause the non-tendering Holders to realize constructive distributions with respect to their Common Stock under Section 305(c), but rather, the tender should be treated as an “isolated transaction” within the meaning of Treasury regulations. The Company does not intend to treat the tenders as resulting in a constructive distribution to the non-tendering Holders.

Non-U.S. Holders

The U.S. federal income taxation of a non-U.S. holder on a sale of Common Stock pursuant to the Offer to Purchase depends on whether this transaction is “effectively connected” with the conduct of a trade or business carried on in the U.S. by the non-U.S. holder (and if an income tax treaty applies, on whether the non-U.S. holder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Common Stock or a dividend distribution by the Company, as discussed above for U.S. holders.

If the sale of Common Stock pursuant to the Offer to Purchase is not so effectively connected (or, if an income tax treaty applies, the non-U.S. holder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. holders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a non-U.S. holder upon the tender of Common Stock pursuant to the Offer to Purchase will not be subject to U.S. federal income tax; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the non-U.S. holder is a non-resident alien individual who is physically present in the United States for more than

182 days during the taxable year of the sale and certain other conditions are met. If, however, a non-U.S. holder is deemed, for the reasons described above in respect of U.S. holders, to receive a dividend distribution from the Company with respect to the Common Stock she or he tenders, the portion of the distribution treated as a dividend to the non-U.S. holder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, if an income tax treaty applies, the non-U.S. holder does not maintain a U.S. permanent establishment).

If a non-U.S. holder is deemed, for the reasons described above in respect of U.S. holders, to receive a dividend distribution from the Company with respect to the Common Stock and such non-U.S. holder tenders, the portion of the distribution treated as a dividend to the non-U.S. holder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, if an income tax treaty applies, the non-U.S. holder does not maintain a U.S. permanent establishment).

If the amount realized on the tender of Common Stock by a non-U.S. holder is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if an income tax treaty applies, the non-U.S. holder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Common Stock involved were tendered by a U.S. holder.

Any dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business in which the corporate shareholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate non-U.S. holder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Backup Withholding. Non-U.S. holders should provide the Company with a properly completed Form W-8BEN, Form W-8IMY, Form W-8ECI or other applicable form in order to avoid 28% backup withholding on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Common Stock involved.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER TO PURCHASE, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

INFORMATION AGENT AND DEPOSITARY

Morrow & Co., LLC is serving as information agent in connection with the Offers. The information agent will assist with the mailing of this Offer to Purchase and related materials to Holders of Securities, respond to inquiries of and provide information to Holders of Securities in connection with the Offers and provide other similar advisory services as CompuCredit may request from time to time. American Stock Transfer & Trust Company, LLC has been appointed as depositary for the Offers. CompuCredit will pay the depositary and the information agent reasonable and customary fees for their services (and will reimburse them for their reasonable out of pocket expenses in connection therewith). CompuCredit will also indemnify the depositary and the information agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

Requests for additional copies of this Offer to Purchase, the accompanying Letters of Transmittal and IRS Form W-9 (including any materials appended thereto, collectively the “Offering Materials”) should be directed to the information agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

FEES AND EXPENSES

CompuCredit will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase, the accompanying Letters of Transmittal and related documents to the beneficial owners of the Securities. CompuCredit will pay all transfer taxes, if any, with respect to the Securities. If, however, Securities for amounts not accepted for tender are to be delivered to, or are to be registered or issued to the account of, any person other than the Holder of the Securities, or if tendered Securities are to be registered in the name of any person other than the person electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Securities pursuant to the Offers, then the amount of any such transfer tax (whether imposed on the Holder of Securities or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the purchase price otherwise payable to such tendering Holder. Any remaining amount will be billed directly to such tendering Holder.

AVAILABLE INFORMATION AND

INCORPORATION OF DOCUMENTS BY REFERENCE

CompuCredit is subject to the reporting and other informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information may be inspected and copied at the public reference section maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information regarding the public reference rooms and its copy charges. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of CompuCredit’s filings are available at that web site. You also may obtain free copies of the documents CompuCredit files with the SEC by going to the “For Investors” section of CompuCredit’s website at www.compucredit.com. The information provided on CompuCredit’s website is not part of this Offer to Purchase, and is not incorporated herein by reference.

We are “incorporating by reference” into this Offer to Purchase certain information that we (or CompuCredit Corporation prior to the Reorganization) filed with the SEC. This means that we can disclose important business, financial and other information to you by referring you to the documents containing this information. We incorporate by reference into this Offer to Purchase the documents listed below (which filed documents do not include any portion thereof containing information furnished under either Item 2.02 or Item 7.01, or any related exhibit, of any Current Report on Form 8-K):

•	CompuCredit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 (as filed on March 3, 2010); and

•	CompuCredit Corporation’s Current Reports on Form 8-K filed on April 2, 2010 and April 7, 2010.

Pursuant to Exchange Act Rule 13e-4, CompuCredit has filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference section of the SEC described above, as well as through the SEC’s web site, http://www.sec.gov.

MISCELLANEOUS

Other than with respect to the depositary and the information agent, neither CompuCredit nor any of its affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Securities hereunder, and no person has been authorized by CompuCredit or any of its affiliates to provide any information or to make any representations in connection with the Offers, other than those expressly set forth in this Offer to Purchase, the accompanying Letters of Transmittal and the related documents. The delivery of this Offer to Purchase, the accompanying Letters of Transmittal and the related documents shall not, under any circumstances, create any implication that the information set forth therein is correct as of any time after the date thereof.

From time to time after ten business days following the Expiration Date or termination of the Offers, CompuCredit and its affiliates may acquire Securities that remain outstanding, if any, whether or not the Offers are consummated, through repurchase or redemption of the Notes pursuant to their terms, or through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as CompuCredit or its affiliates may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. CompuCredit cannot assure you as to which, if any, of these alternatives (or combinations thereof) CompuCredit or its affiliates might pursue.

No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in this Offer to Purchase, the accompanying Letters of Transmittal and the related documents other than those contained therein or in the documents incorporated by reference therein. The delivery of this Offer to Purchase and the accompanying Letters of Transmittal (which include any materials appended thereto) shall not, under any circumstances, create any implication that there has been no change in the affairs of CompuCredit since the date thereof, or that the information therein is correct as of any time after the date thereof.

Requests for assistance in completing and delivering the accompanying Letters of Transmittal and requests for additional copies of this Offer to Purchase, the accompanying Letters of Transmittal and other related documents should be directed to the information agent.

The Depositary for the Offers is:

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane Concourse Level New York, NY 10038

Toll-free (877) 248-6417 or (718) 921-8317

Fax: 718 234-5001

Any questions or requests for assistance or for additional copies of the Offer to Purchase, the accompanying Letters of Transmittal or related documents may be directed to the information agent at its telephone numbers below.

The Information Agent for the Offers is:

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms Call: (800) 662-5200

Stockholders Call Toll Free: (800) 607-0088